SCHEDULE 14A INFORMATION
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URS CORPORATION

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Notice of 2014

Annual Meeting and

Proxy Statement

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, CA  94111-2728

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	8:30 A.M., Pacific Time, on May 29, 2014

PLACE:	Offices of Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111-5800

ITEMS OF BUSINESS:	(1) To elect our Board’s nominees for director to serve until their successors are elected.

(2) To ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014.

(3) To approve, on an advisory basis, the compensation of our Named Executives, as disclosed in this proxy statement.

(4) To consider any other matters that may properly come before the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this Notice.

RECORD DATE:	Only holders of record of URS common stock at the close of business on April 7, 2014 may vote at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

                By Order of the Board of Directors

                                        Joseph Masters,
                Secretary

San Francisco, California
April 17, 2014

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held at 8:30 A.M Pacific Time on May 29, 2014 at the Offices of Cooley LLP at 101 California Street, 5th Floor, San Francisco, CA  94111-5800

The proxy statement, annual report to stockholders and annual report on Form 10-K are available at http://www.urs.com/proxy.

Stockholders are cordially invited to attend the Annual Meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting.  A return envelope (which is postage prepaid if mailed in the United States) has been provided for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.  Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy card issued in your name from the record holder.

Proxy Summary	1
About The Annual Meeting	5
Additional Information	10
Information About The Board Of Directors	11
Proposals Requiring Your Vote	35
• Proposal 1 – Election Of Directors	35
• Proposal 2 – Ratification Of Selection Of Our Independent Registered Public Accounting Firm	44
• Proposal 3 – Advisory Vote On Executive Compensation	46
Report Of The Audit Committee For Fiscal Year 2013	49
Security Ownership Of Certain Beneficial Owners And Management	50
Section 16(a) Beneficial Ownership Reporting Compliance	52
Compensation Committee Interlocks And Insider Participation	52
Compensation Committee Report	53
Executive Compensation	54
Equity Compensation Plan Information	94
Certain Relationships And Related Person Transactions	94
Other Matters	95

PROXY SUMMARY

Information About Our 2014 Annual Meeting:

Date and Time: Thursday, May 29, 2014 8:30 A.M., Pacific Time
Place: Offices of Cooley LLP at 101 California Street, 5th Floor, San Francisco, CA 94111
Record Date: April 7, 2014

Voting Matters And Vote Recommendations:

MANAGEMENT PROPOSALS	BOARD VOTE RECOMMENDATION
• Election of Directors	• For each director nominee
• Ratification of Selection of Our Independent Registered Public Accounting Firm	• For
• Advisory Vote on Executive Compensation	• For

Director Nominees†:

NAME	AGE	DIRECTOR SINCE	CURRENT OCCUPATION	2013 STANDING COMMITTEE MEMBERSHIPS			OTHER PUBLIC BOARDS
				AC	BA	CC

Diane C. Creel*	65	2014	Retired	—	—	—	3
Mickey P. Foret*	68	2003	Retired	C	—	—	2
Senator William H. Frist, M.D.*	62	2009	Partner at Cressey & Company LP	—	M	—	1
Lydia H. Kennard*	59	2007	President and CEO of KDG Construction Consulting	—	C	—	2
Martin M. Koffel	75	1989	Chairman & CEO of URS Corporation	—	—	—	0
Timothy R. McLevish*	59	2012	Executive Vice President of Kraft Foods Group, Inc.	M	—	—	2
General Joseph W. Ralston, USAF Ret.*	70	2003	Vice Chairman of The Cohen Group	M	M	C	2
John D. Roach*	70	2003	Chairman & CEO of Stonegate International	M	—	M	2
William H. Schumann, III*	63	2014	Retired	—	—	—	3
David N. Siegel*	52	2014	President & CEO of Frontier Airlines, Inc.	—	—	—	0
Douglas W. Stotlar*	53	2007	President, CEO & Director at Con-way Inc.	—	—	M	1
V. Paul Unruh*	65	2014	Retired	—	—	—	3

AC – Audit Committee; BA – Board Affairs; CC – Compensation Committee; C – Chairman; M – Member, * – Independent Director

†Donald R. Knauss and William P. Sullivan, who are currently serving as directors on our Board, have advised us that they do not intend to stand for reelection.

Corporation Governance Information:

Size of Board	14*
Number of Independent Directors	13*
Board Committees Consist Entirely of Independent Directors	Yes
Lead Independent Director	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors in Uncontested Elections	Yes
Annual Advisory Say-on-Pay Vote	Yes
All Directors Attended at Least 75% of Meetings Held	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Code of Business Conduct and Ethics	Yes
Corporate Governance Guidelines	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Stockholder Rights Plan (Poison Pill)	No
*After the Annual Meeting, there will be 11 independent directors.

Ratification of Auditors:

• PricewaterhouseCoopers LLP has audited our financial statements since 1988.
• Aggregate fees to PricewaterhouseCoopers LLP for fiscal year ended January 3, 2014 were $10.3 million.

Business Performance For Fiscal Year 2013:

• Sequestration and significant cutbacks in federal spending had a substantial adverse impact on our results for 2013.
• Despite this challenging environment, consolidated revenues for fiscal 2013 increased by $18.2 million, remaining relatively flat compared to fiscal 2012.

• We also generated strong operating cash flow -- $614.2 million in net cash from operations in fiscal 2013 -- an increase of $184.0 million compared with fiscal 2012.  As a result, we were able to return $155.5 million to stockholders during 2013 in the form of dividends and stock repurchases.

• However, in other respects, our financial performance fell significantly below our expectations, as operational performance issues, particularly in our Oil & Gas Division, led to substantial declines in both operating and net income.

Key Elements of Compensation:

• Base Salary is designed to provide our executives with a stable source of income, and to reward talent and experience in relation to the responsibilities of the position and the competitive market.
• Long-Term Equity Incentives are designed to provide long-term retention incentives and to create an alignment between the interests of our executives and those of our stockholders.
• Performance-Based Awards comprise a substantial portion of the compensation to motivate executives to achieve specific company goals and to link pay to the achievement of those goals.

• Annual Incentive Bonus is primarily intended to focus key employees on achieving specific short-term financial targets and to reinforce teamwork.  Incentive bonuses provide the potential for significant payouts if outstanding performance is achieved.

• Performance-Based Equity Incentives typically represent one-half of each equity incentive award granted to executives.  Payouts are variable and tied to performance measures intended to correlate with the creation of long-term stockholder value.

2013 Executive Compensation Developments:

• No bonuses were paid and no performance-based shares vested for 2013.

          o Because we did not achieve our company-wide net income goal for fiscal year 2013, under our bonus plan, no bonuses were paid to executive officers and, under our equity incentive plan, no performance-based shares vested for fiscal 2013.

• CEO compensation for 2013 declined over 56% from 2012.

         o Our CEO’s Total Compensation declined 56% from the prior year. Consistent with our strong pay-for-performance philosophy, our CEO did not receive a bonus for 2013 because we did not achieve our company-wide net income goal.

• Active Stockholder Engagement Led to Changes in Long-Term Performance Award Metrics.

o Over the past several years, and in particular over the last twelve months, we have actively engaged with our institutional investors to address last year’s say-on-pay vote.  In the course of these discussions, some of our institutional investors advocated that we modify our executive compensation program to include financial goals such as return on invested capital and total stockholder return.  In response, in 2013, we made the following changes to our executive compensation programs:

▪ March 2013:  We modified our long-term equity incentives to include performance-based restricted stock units with vesting tied to the achievement over a multi-year period of goals linked to net income and relative total stockholder return (“TSR”).

▪ November 2013: We again redesigned our long-term equity incentives to include performance-based restricted stock units with vesting tied to achievement over a multi-year period of goals linked to net income, return on invested capital (“ROIC”) and relative TSR.

▪ November 2013:  We modified, our executive cash bonus program for 2014 to base bonuses on the achievement of three performance criteria:  GAAP earnings per share, free cash flow and ROIC.

Compensation Program Highlights:

• Strong Pay-for-Performance Principles. Our compensation policies and decisions are focused on pay-for-performance principles. If goals are not achieved, performance–based compensation is not paid.

• Long-Term Performance Metrics.  The most recent design of our performance-based restricted stock units requires vesting for executives based on the extent to which financial performance metrics are achieved over a three-year performance period.

• The Right Compensation Mix. A substantial portion of the total compensation is variable and tied to performance measures that correlate with the creation of stockholder value.

• Stock Ownership Guidelines.  We maintain stock ownership guidelines that encourage our executive officers and directors to own shares of our common stock at levels determined as a multiple of each executive’s annual base salary and each director’s annual cash retainer.

• Parachute Payment Excise Tax Provisions.  We have committed to not enter into future employment or similar agreements that obligate us to provide tax gross-up payments intended to offset the cost of taxes, including both excise taxes that could be imposed if any severance payments provided to executive officers are considered “excess parachute payments” and other income taxes due on benefits such as life insurance.

URS CORPORATION
600 Montgomery Street, 26th Floor
San Francisco, CA  94111-2728

PROXY STATEMENT
For Annual Meeting of Stockholders
May 29, 2014

The enclosed proxy is solicited on behalf of the Board of Directors of URS Corporation (the "Board"), a Delaware corporation, for use at our Annual Meeting of Stockholders to be held on May 29, 2014, at 8:30 A.M., Pacific Time (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, CA  94111-5800.  We intend to mail this proxy statement and the accompanying proxy card on or about April 17, 2014, to all stockholders of record entitled to vote at the Annual Meeting.

ABOUT THE ANNUAL MEETING

Q:What is the purpose of the Annual Meeting?
A:At the Annual Meeting, stockholders will vote on the following matters:
• Election of the Board’s nominees for director to serve for the ensuing year and until their successors are elected;

• Ratification of the selection by our Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014; and

• Advisory approval of the compensation of our Named Executives, as disclosed in this proxy statement in accordance with SEC rules.

Q: Who is entitled to vote at the Annual Meeting?
A:      Only stockholders of record at the close of business on April 7, 2014, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting.  If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or at a subsequent date if the Annual Meeting is adjourned or postponed.  If, on April 7, 2014, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting in person.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Q: What are the voting rights of the holders of common stock?	A: Each outstanding share of our common stock will be entitled to one vote on each matter to be voted upon at the Annual Meeting.
Q: How is a quorum determined?
A:      Holders of at least a majority of the outstanding shares of common stock entitled to vote must be present in person or represented by proxy at the Annual Meeting to achieve the required quorum for the transaction of business.  As of the record date, 68,984,523 shares of our common stock, representing the same number of votes, were outstanding and entitled to vote.  Therefore, the presence in person or by proxy of the holders of at least 34,492,262 shares of our common stock will be required to establish a quorum.  Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the meeting in person.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If a quorum is not achieved, holders of at least a majority of the shares present in person or represented by proxy may adjourn the Annual Meeting to another date.

All votes will be tabulated by an independent inspector of elections who will separately count affirmative and negative votes, abstentions and broker non-votes.

Q: What are broker non-votes?
A:      Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.”  Generally, if shares are held in “street name,” the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares.  If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation plans and advisory stockholder votes on executive compensation.  Therefore, brokers and other nominees will not be able to vote on those matters unless they receive instructions from the beneficial owners of the shares.

Q: How do I vote?
A:      You may vote FOR, AGAINST or ABSTAIN from voting for all or any of the nominees in Proposal 1 as well as Proposal 2 and Proposal 3.

Record Holders.  If you complete and sign the accompanying proxy card and return it to us before the Annual Meeting, it will be voted as you direct.  Simply complete and mail the proxy card to ensure that your vote is counted.  If you attend the Annual Meeting, you may deliver your completed proxy card in person.  Alternatively, you can vote over the telephone, by dialing toll-free 1-800-690-6903 using a touch-tone phone and following the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  To be counted, your vote must be received by 11:59 P.M., Eastern Time, on May 28, 2014, the day prior to the Annual Meeting.

To vote over the internet, go to http://proxyvote.com.  You will be asked to provide the company number and control number from the enclosed proxy card.  To be counted, your vote must be received by 11:59 P.M., Eastern Time, on May 28, 2014, the day prior to the Annual Meeting.  You may also attend the Annual Meeting and vote in person.

Holders of shares in “street name.”  If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card according to those instructions to ensure that your vote is counted.  Alternatively, you may vote by telephone or via the internet as instructed by your broker or bank.  “Street name” stockholders who wish to vote in person at the Annual Meeting will need to obtain proxy cards issued in their names from the institutions that hold their shares.

Q: Can I revoke my proxy later?
A:      Yes.  You have the right to revoke your proxy at any time before the Annual Meeting by:

• Filing a timely written notice of revocation with our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728);

• Filing another properly executed proxy showing a later date with our Corporate Secretary at our principal executive office (see address immediately above);

· Granting a subsequent proxy by telephone or through the internet on a timely basis; or

• Attending the Annual Meeting and voting in person, although if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy card issued in your name.  Attendance at the Annual Meeting will not, by itself, revoke your proxy.

Q: How does the Board recommend I vote on the proposals?
A:      Our Board recommends a vote:

• FOR each of our director nominees;

• FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014; and

• FOR advisory approval of the compensation of our Named Executives.

Q: What is the vote required to approve the proposals?
A:      Once a quorum has been established,

• For Proposal 1, directors will be elected by a majority of the votes cast by holders of shares entitled to vote at the Annual Meeting.  This means that the number of votes cast FOR a director must exceed the number of votes cast AGAINST that director.  Under our Bylaws, abstentions are not “votes cast” in the election of directors and will have no effect.  Likewise, broker non-votes will have no effect and will not be counted as “votes cast” for purposes of this proposal.

• Proposal 2, ratification of the selection of auditors, will be considered to be approved if it receives FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as AGAINST votes.  Broker non-votes will have no effect.

• Proposal 3, advisory approval of the compensation of our Named Executives, will be considered to be approved if it receives FOR votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.  Abstentions will have the same effect as AGAINST votes.  Broker non-votes will have no effect.

Q: How will my shares be voted if I return a blank, but signed and dated, proxy card?
A:      If you sign and send in your proxy card and do not indicate how you want to vote, the persons named as proxies will vote as the Board recommends on each proposal, that is, FOR each of the director nominees named in this proxy statement in Proposal 1, and FOR Proposals 2 and 3.

Q: How will voting on any other business be conducted?
A:      Although we do not know of any business to be conducted at the Annual Meeting other than the proposals described in this proxy statement, if any other business comes before the Annual Meeting, your signed proxy card gives authority to the proxyholders, H. Thomas Hicks and Joseph Masters, to vote on those matters in their discretion.

Q: How can I attend the Annual Meeting in Person?
A:      To gain admission to our Annual Meeting in person you will need to bring documentation proving that you are the owner of our common stock as of our record date, April 7, 2014, and a valid photo ID.  No cameras, recording equipment, telephones or other electronic devices with recording capabilities will be allowed during the Annual Meeting.

Q: Who will bear the costs of this solicitation?
A:      We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to the beneficial owners.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.  We have also engaged D.F. King as our proxy solicitation firm.  Directors and employees will not be paid any additional compensation for soliciting proxies, but D.F. King will be paid approximately $25,000, plus reimbursement for out-of-pocket expenses.

Q: What proxy materials are available on the internet?	A: Our proxy statement, annual report to stockholders and annual report on Form 10-K are available at http://www.urs.com/proxy.

Q: How can I find out the results of the voting at the Annual Meeting?
A:      Preliminary voting results will be announced at the Annual Meeting.  In addition, we expect to report our preliminary voting results or, if available to us on a timely basis, our final voting results on a current report on Form 8-K to be filed with the SEC within four business days after the end of the Annual Meeting.  If not reported earlier, we expect to report our final voting results in an amendment to our Form 8-K within four business days after the final results are known to us.

Q: When are stockholder proposals due for next year’s Annual Meeting?
A:      The deadline for submitting a stockholder proposal to us for inclusion in our proxy statement and form of proxy for our 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the “SEC”) is December 18, 2014.  A stockholder who wishes to nominate persons for election to the Board or propose other proper business before the stockholders at our 2015 Annual Meeting of Stockholders must notify us of that matter not later than the close of business on February 28, 2015 nor earlier than the close of business on January 29, 2015.  You should also review our Bylaws, which contain additional requirements about advance notice of nominees and stockholder proposals, and the section, “Information About The Board of Directors - Director Nominees,” in this proxy statement.

ADDITIONAL INFORMATION
Householding of Proxy Materials
A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or if you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of your communications, please notify your broker or direct your written request to our Corporate Secretary, Joseph Masters, at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728, (415) 774-2700).

Annual Report and Available Information
Our annual report to stockholders and our annual report on Form 10-K for the fiscal year ended January 3, 2014 accompany this proxy statement, but do not constitute a part of the proxy soliciting materials.  Additional copies of our Annual Report on Form 10-K for the fiscal year ended January 3, 2014, including financial statements, but without exhibits, are available without charge to any person whose vote is solicited by this proxy statement upon written request to our Corporate Secretary, Joseph Masters, at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728).  In addition, copies of our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Board Affairs Committee Charter, and our Code of Business Conduct and Ethics are available without charge upon written request to the above address.  Copies also may be obtained without charge through our website at www.urs.com and, with respect to our Annual Report on Form 10-K, on the SEC’s website at www.sec.gov.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Meetings and Attendance
During our fiscal year 2013, the Board held five board meetings: four board meetings and one joint meeting with the Audit Committee.  Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board (held during the portion of the last fiscal year for which he or she served as a director) and (2) the total number of meetings of all the Committees of the Board on which he or she served (held during the portion of the last fiscal year that he or she served as a Committee member).  Our non-management directors met in executive session five times during fiscal year 2013.

It is our policy to invite the members of the Board to attend our annual stockholders’ meeting.  All members of the Board attended our 2013 annual stockholders’ meeting.

Majority Vote Standard in Uncontested Board Elections
Our Bylaws include a majority vote standard for the election of directors in uncontested elections.  Under this standard, the number of shares voted FOR a director must exceed the number of votes cast AGAINST that director; for this purpose, abstentions are not considered “votes cast.”  However, in a contested election where the number of nominees for director exceeds the number of directors being elected, each director will be elected by plurality voting.  Any incumbent director nominated for reelection who does not receive a majority of the votes cast in an uncontested election is required to tender his or her resignation to the Board.  In that event, the Board Affairs Committee will consider the vote and recommend to the full Board whether to accept or reject the resignation or whether other action should be taken.   The Board then will act on the Board Affairs Committee’s recommendation, taking into account any factors or other information that it considers appropriate and relevant, and will publicly disclose its decision within 90 days from the date of the certification of the election results.  If the incumbent director’s resignation is not accepted by the Board, then the incumbent director will continue to serve until the next annual meeting or until his or her successor is duly elected, or his or her earlier resignation or removal.

Board Committees
The Board has standing Audit, Board Affairs and Compensation Committees.  In fiscal year 2014, we also created special CEO Succession and Value Creation Committees.  (See “The Board’s Role in Succession Planning; CEO Succession Committee” and “March 2014 Cooperation Agreement” below.)  For our current directors, the following table provides membership information for each of the standing Audit, Compensation, and Board Affairs Committees:

Name	Audit	Board Affairs	Compensation
Diane C. Creel
Mickey P. Foret	X*
Senator William H. Frist, M.D.		X
Lydia H. Kennard		X*
Donald R. Knauss		X
Martin M. Koffel
Timothy R. McLevish	X
General Joseph W. Ralston, USAF (Ret.)#	X	X	X*
John D. Roach	X		X
William H. Schumann, III			X
David N. Siegel
Douglas W. Stotlar			X
William P. Sullivan	X		X
V. Paul Unruh
*Committee Chairman #Lead Independent Director

The Audit Committee is currently composed of five non-management directors, Mr. Mickey P. Foret (Chairman), Timothy R. McLevish, General Joseph W. Ralston, Mr. John D. Roach and Mr. William P. Sullivan.  The Audit Committee met eight times during fiscal year 2013.  A copy of the Audit Committee Charter is available on our website at www.urs.com.  The Audit Committee has responsibility, under delegated authority from the Board, for providing independent, objective oversight of our accounting functions, the audits of our financial statements and our internal control over financial reporting.  The Audit Committee also oversees our financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including developing, maintaining and monitoring our systems of internal control over financial reporting.  Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of our financial statements and on our internal control over financial reporting, as well as expressing an opinion on the conformity of those financial statements with generally accepted accounting principles (“GAAP”) and the effectiveness of our internal control over financial reporting.

The primary responsibilities of the Audit Committee include the following:

• Reviewing annual and interim financial reports, earnings releases and other financial information and earnings guidance provided to analysts and rating agencies;

• Overseeing our internal auditors' efforts to detect fraud and regulatory noncompliance;

• Overseeing our independent registered public accounting firm’s audit to obtain reasonable, but not absolute, assurance of detecting errors or fraud that would have a material effect on our financial statements;

• Reviewing the audit plan of our internal auditors and independent registered public accounting firm;

• Discussing our guidelines and policies to govern the process by which risk assessment and management is undertaken;

• Reviewing other financial reports, changes in accounting principles, conflicts with the independent registered public accounting firm and other regulatory or legal matters; and

• Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Board has determined that all members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE, including those specifically applicable to audit committee members, and our Corporate Governance Guidelines.  In addition, the Board has determined that all members of the Audit Committee are qualified as “audit committee financial experts” within the meaning of SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

In fiscal year 2013, the Audit Committee completed a self-assessment of its performance, which was reported to the Board.

The Board Affairs Committee is currently composed of four non-management directors, Ms. Lydia H. Kennard (Chairman), Senator William H. Frist, M.D., Mr. Donald R. Knauss and General Ralston, and the Board Affairs Committee met three times during fiscal year 2013.  A copy of the Board Affairs Committee Charter is available on our website at www.urs.com.  The primary responsibilities of the Board Affairs Committee include the following:

• Identifying, reviewing and recommending director candidates to serve on the Board and its Committees;

• Reviewing director education and orientation programs;

• Reviewing the compensation paid to non-management directors and recommending any appropriate changes to the Board; and

• Reviewing our Corporate Governance Guidelines and overseeing the Board’s periodic self-assessments.

The Board has determined that all members of the Board Affairs Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Guidelines.

In fiscal year 2013, the Board Affairs Committee completed a self-assessment of its performance, which was reported to the Board.

The Compensation Committee currently is composed of five non-management directors, General Ralston (Chairman), Mr. John D. Roach, Mr. Douglas W. Stotlar and Mr. William P. Sullivan, and Mr. William H. Schumann, III, who was added to the Committee in March 2014.  The Compensation Committee met six times during fiscal year 2013.  A copy of the Compensation Committee Charter is available on our website at www.urs.com.  The primary responsibilities of the Compensation Committee include the following:

• Establishing the overall compensation strategy affecting our Chief Executive Officer (the “CEO”), the executive officers required to file reports under Section 16 (the “Section 16 Officers”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other senior management;

• Assessing the performance and determining the compensation of our Section 16 Officers;

• Overseeing the administration of our incentive, executive compensation and benefit plans and programs;

• Assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking;

• Development and periodic review of our executive succession planning efforts;

• Evaluating whether the work of compensation consultants raised any conflict of interest and assessing the independence of compensation consultants, legal counsel and other advisors to the Committee; and

• Reviewing with management our Compensation Discussion and Analysis proxy disclosure.

The Board has determined that all members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE, including those specifically applicable to compensation committee members, and our Corporate Governance Guidelines.

In fiscal year 2013, the Compensation Committee completed a self-assessment of its performance, which was reported to the Board.

Compensation Committee Processes and Procedures
Pursuant to its charter, the Compensation Committee regularly reviews and approves our overall compensation strategy and policies, and also reviews and approves the specific components of the Total Compensation (as defined below) paid to the CEO, as well as the executive officers listed on our “Summary Compensation” table (including the CEO, the “Named Executives”) and the other Section 16 Officers.

Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the year.  In addition, at various meetings throughout the year, the Compensation Committee may consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation and benefits.

The appointment, termination and removal of the CEO are responsibilities solely reserved to the Board.  Under its charter, the Compensation Committee has the responsibility and authority for reviewing and approving, together with the other independent directors, the compensation (including salary, bonuses, equity incentives, perquisites, severance payments and other benefits) and other terms of employment of the CEO.  Typically, the Compensation Committee reviews and recommends the CEO’s employment arrangements for final review and approval of the material terms of these arrangements by the independent directors on the full Board.  In fulfilling its responsibility, the Compensation Committee typically evaluates the CEO's performance in light of relevant corporate performance goals and objectives, reviews and approves the CEO’s performance metrics and targets typically near the beginning of the performance cycle, and then reviews and confirms the extent to which the performance targets have been attained and the performance-based compensation has been earned once the performance cycle has been completed.  In determining the equity incentive component of the CEO's compensation, the Compensation Committee considers our performance and relative stockholder return, the value of similar incentive awards given to chief executive officers of comparable companies, and awards given to the CEO in past years.

The Compensation Committee also reviews and approves, in its discretion (without the need for further approval by the Board), but with the input and recommendations of the CEO, the compensation (including salary, bonuses, equity awards, perquisites, severance payments and other benefits) and other terms of employment of all other Section 16 Officers, except that the hiring, appointment or promotion of an individual into a position as a Section 16 Officer, and the conferring of the titles of the Section 16 Officers, are reserved to the Board. The Compensation Committee also approves the applicable performance metrics for performance-based bonuses and equity incentives for all senior executives, subject to the Board’s approval of the annual financial plan. The performance metrics typically are set at or near the beginning of the applicable performance cycle, and the Committee then reviews and confirms the extent to which the performance targets have been attained and the performance-based compensation has been earned once the performance cycle has been completed. With the assistance of the CEO, the Compensation Committee also reviews the overall performance of the other Section 16 Officers in conjunction with a regular assessment of our executive succession planning.

While the CEO has been delegated the authority to determine the compensation (including salary, bonuses, perquisites, severance payments and other benefits) and other terms of employment of all other officers and employees of URS and its subsidiaries who are not Section 16 Officers, the Compensation Committee periodically reviews and discusses with the CEO and other senior executives the compensation and other terms of employment of such other more junior officers and managers.

The Compensation Committee reviews and approves, or to the extent required or deemed appropriate, makes recommendations to the Board regarding, the adoption of, amendment to, or termination of incentive compensation, stock, bonus and other similar plans and programs established by the Board from time to time.  The Compensation Committee administers these plans, as and to the extent provided in the plan documents and upon the recommendation of the CEO, as appropriate, including without limitation establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards, delegating authority to the CEO to make grants and awards to non-Section 16 Officers, and making all other decisions required to be made by the plan administrator under such plans.

The Compensation Committee agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with the CEO, the Chief Financial Officer (“CFO”) and our outside advisors. The Compensation Committee meets regularly in executive session, although the CEO, the CFO and occasionally various other members of senior management, as well as our outside advisors or consultants, typically are invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings, as appropriate. The CEO does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his own compensation or individual performance objectives, but generally is present and assists the Compensation Committee in its deliberations regarding all other officers.

For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, URS stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultants, including analyses of executive compensation paid at other companies identified as appropriate peers.  The Compensation Committee uses these comparative market data and other materials to inform and shape the Committee’s decision-making, but does not strictly adhere to quantitative benchmarks.  Ultimately, in determining the amounts of compensation to be awarded, the Compensation Committee relies on its collective business judgment and discretion.  In setting executive compensation for the Named Executives, the Compensation Committee takes into account both objective and subjective information, including general economic conditions, industry conditions, our company-wide performance, challenges confronting us, advice from its compensation consultant, information provided by management (including the recommendations of the CEO with regard to other executives), as well as the executive’s credentials, length of service, experience and past and expected future abilities to contribute to our financial and operational performance and the development and execution of our strategic plans.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2013 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Consultants; Other Advisors
The charter of the Compensation Committee grants the Compensation Committee the full authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties, as well as access to all of our books, records, facilities and personnel.  Under its charter, the Committee is directly responsible for the appointment, compensation and oversight of the work of any such advisors.  In particular, the Compensation Committee has the authority to retain compensation consultants in its discretion to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.  In addition, under its charter, the Compensation Committee is required to review and assess, prior to retaining or obtaining the advice of any compensation consultant, legal counsel or other advisor (other than in-house counsel or such other advisors for whom the NYSE does not require such assessment), the independence of such advisor, by taking into consideration all factors relevant to the advisor’s independence from management, including any factors specifically required to be considered by the Compensation Committee pursuant to the rules of the SEC and the NYSE, as in effect from time to time.  In 2013 and 2014, the Committee performed this review and assessment as required in each case.

In 2013, the Compensation Committee worked with both Towers Watson & Co. (which, together with its other affiliated entities, is referred to in this proxy statement as “Towers Watson”) and Frederic W. Cook & Co., Inc. (“Cook”) as its compensation consultants to assist the Compensation Committee in performing its functions and fulfilling its responsibilities.  The predecessor to Towers Watson was first recommended to the Compensation Committee by our management in 2004 in connection with a survey of competitive executive compensation practices undertaken at that time.  The Compensation Committee considered management’s recommendation and directly engaged that firm as its primary compensation consultant.

Until mid-2013, Towers Watson (or its predecessor) annually provided the Compensation Committee with information and analyses regarding industry and peer group pay practices and other trends that contribute to the Committee’s understanding and help to shape its determinations regarding the amount and form of various components of the total compensation of our CEO and other Named Executives and other Section 16 Officers, including determinations of base salary levels, cash incentive compensation, and the size of equity grants under our equity incentive plans.  Towers Watson again provided these services for the Compensation Committee in connection with compensation awarded for fiscal year 2013, and also helped the Compensation Committee to evaluate the efficacy of our existing executive compensation strategies and practices in supporting and reinforcing our long-term strategic goals.

During 2012, in response to recent trends in compensation and evolving best practices, the Compensation Committee considered whether to reexamine the structure of our executive long-term equity incentives. As a result, in November 2012, we retained, on behalf of management, the services of Cook to assist management with the development, for the Committee’s consideration and review and evaluation by Towers Watson, of alternative new designs for our executive long-term equity incentive program. In particular, Cook was instructed to consider whether performance-based awards should vest based on additional or different performance metrics, such as total stockholder return, and whether awards should be linked to long-term performance goals and earned over a multi-year performance period. Cook was further instructed to ensure that the new design was consistent with industry norms, would enhance retention and permit awards that would be competitive for new and existing talent. A proposed new design was presented to the Compensation Committee and, following an iterative process over a number of months of review and evaluation, a new design was adopted in March 2013.

In May 2013, following our say-on-pay vote at the 2013 Annual Meeting, we intensified our engagement with our institutional stockholders.  In the course of these discussions, some of our institutional investors advocated that we further modify our executive incentives, and, in response to our investors’ concerns, the Committee determined that additional changes to our executive compensation program were appropriate.  Based on its experience interacting with Cook when it had represented management earlier in the year, and in light of the Committee’s desire to benefit from a new perspective on our executive compensation program, in August 2013, the Committee determined to select Cook as its primary compensation consultant going forward.  Accordingly, Cook acted as the Committee’s sole compensation consultant in connection with the redesign of the executive long-term incentive compensation program that was adopted in November 2013, and, in March 2014, advised the Committee in connection with its determinations regarding the amount and form of compensation payable to our Named Executives and other Section 16 Officers.

In addition to Towers Watson and Cook, the Compensation Committee has also relied upon Cooley LLP (“Cooley”), our general outside corporate and securities counsel, to provide legal advice to the Committee regarding its role, responsibilities, and legal developments that may relate to executive compensation issues, and to assist the Compensation Committee regarding the structuring and implementation of its decisions and strategies from a legal perspective.  A partner of Cooley typically attends the meetings of the Compensation Committee.

As required by SEC rules and as a matter of good corporate practice, the Compensation Committee evaluated the services provided by both Towers Watson and Cook to identify any conflicts of interest their services presented, taking into account six independence factors identified by the SEC.

With respect to Towers Watson, the Compensation Committee considered that the predecessor to Towers Watson was initially introduced to the Compensation Committee by management.  The Compensation Committee also considered that the Board Affairs Committee periodically retains Towers Watson to provide that Committee with advice and comparative data regarding the form and amount of compensation paid to our directors.  In fiscal year 2013, Towers Watson provided the Board Affairs Committee with information regarding industry and peer group director equity compensation structures and practices.  In addition, during fiscal year 2013, Towers Watson provided additional consulting services to a number of our other affiliates and joint ventures, including advice regarding our United Kingdom pension plan.

The Compensation Committee periodically approves the fee schedule for executive compensation consulting fees, and the Board Affairs Committee periodically approves the fee schedule for director compensation consulting fees.  Neither the Board nor the Compensation Committee reviewed or approved the other additional services provided by Towers Watson to us or our affiliates, as those services are approved by our management in the normal course of business.  The aggregate fees for consulting services provided to the Compensation Committee and the Board Affairs Committee during fiscal year 2013 by Towers Watson and Cook with regard to services related to determining or recommending the amount or form of executive and director compensation were $393,332 and $222,599, respectively.  The total aggregate fees for other services provided to us, including our affiliates, during fiscal year 2013 by Towers Watson and Cook were $870,771 and $0, respectively.

The Committee believes, based on, among other factors, policies and procedures implemented by the Committee and Towers Watson (such as frequent participation by Towers Watson in Committee meetings, including executive sessions, of the Committee), Towers Watson’s own policies regarding conflicts of interest, and the small percentage of the total revenues of Towers Watson that fees from us represent, that Towers Watson is able to provide the Compensation Committee with direct and independent advice and recommendations regarding our compensation policies and decisions.

With respect to Cook, the Compensation Committee considered primarily that, in connection with its initial assignment, Cook acted as management’s consultant, reported directly to management and assisted management in formulating its recommended proposal.  However, to mitigate any conflict of interest with regard to that assignment, the Compensation Committee engaged Towers Watson to provide its perspective on the new design developed by Cook and to advise the Committee with regard to any modifications that would be appropriate.  Following the completion of that assignment, upon Cook’s engagement to provide advice as a consultant to the Committee, the Committee considered that Cook’s responsibility and accountability was to the Committee only and that it no longer reported to or assisted management  In addition, the Committee considered, among other factors, that there were no personal, and no longer any business, relationships between Cook or the Cook consultants advising the Committee and any executive officer and that Cook performed no other services for us, as well as Cook’s policies and procedures with respect to conflicts of interest.  The Committee did consider, however, that the Cook consultants advising the Committee also advise the compensation committees of Agilent Technologies, Inc., Verisign, Inc., Ply Gem Holdings, Inc. and The Clorox Company.  Mr. Sullivan, a member of our Compensation Committee, is the President, CEO and a director of Agilent, but not a member of Agilent’s compensation committee. Mr. Roach, a member of our Compensation Committee, is a director and a member of the compensation committees of both Verisign and Ply Gem.  Mr. Knauss is the chairman and chief executive officer of The Clorox Company, but not a member of our Compensation Committee or the compensation committee of Clorox.  The Committee considered that the Cook consultants were directly engaged by, and report directly to, the Agilent compensation committee and were not responsible or accountable to the management of Agilent, including Mr. Sullivan.  In addition, the Committee considered that Mr. Knauss is not a member of our Compensation Committee and that the Cook consultants’ relationships to the compensation committees of Verisign and Ply Gem (of which Mr. Roach is a member) are generally aligned with the consultants’ relationship to our Compensation Committee.  Accordingly, the Compensation Committee concluded that these relationships did not compromise the advice of Cook or the Cook consultants to the Committee.

Equity Award Grant Practices
Our Compensation Committee may grant equity awards under our amended and restated 2008 Equity Incentive Plan (“Amended 2008 Incentive Plan”), which was approved and adopted by our stockholders on May 23, 2013, to the Named Executives and other employees as incentive compensation.  The Compensation Committee’s meeting schedule is determined several months in advance, and, therefore, proximity of any award date to a material news announcement or a change in our stock price is coincidental.  We do not backdate equity awards or make equity awards retroactively.  In addition, we do not coordinate our equity grants to precede announcements of favorable information or follow announcements of unfavorable information.  The Compensation Committee believes that, for purposes of determining the fair market value of our common stock, the use of the closing price on the NYSE on the last market trading day before the Committee meets to approve equity grants allows the Committee to make more informed decisions, since the fair market value is known to the Committee at the time of each meeting, regardless of whether the meeting occurs prior to, during or after the close of the market.

Delegation of Limited Authority to the CEO for Equity Awards under the Amended 2008 Incentive Plan
The Board has delegated to the Compensation Committee the authority and responsibility for approving all awards of equity to our executives and other participants under the Amended 2008 Incentive Plan.  As permitted by its charter and the terms of the Amended 2008 Incentive Plan, as well as Delaware corporate law, the Compensation Committee has delegated limited authority to our CEO to grant equity awards under the Amended 2008 Incentive Plan to eligible participants other than Section 16 Officers.  The purpose of this delegation is to facilitate the process of making equity grants, both annually, when large numbers of equity awards are granted, and from time to time between scheduled meetings.  With respect to annual grants, the delegation is designed to allow the Compensation Committee to focus primarily on approving the specific grants being made to the individual Section 16 Officers, while authorizing by category, rather than by individual name and amount, an aggregate pool of grants to be made to the hundreds of more junior officers and managers with whom the Compensation Committee may not be directly familiar.  Out of this pool, the CEO may then specifically allocate awards within the limits established by the Compensation Committee.  The delegation is also intended to facilitate the timely grant of stock awards to non-Section 16 Officers, particularly new employees and promoted employees, in interim periods between scheduled meetings of the Compensation Committee.  The authority delegated to the CEO regarding interim period grants is limited as to both the number of stock awards that may be granted to any individual and the aggregate number of these stock awards that may be granted in any year.  The CEO did not exercise this limited delegated authority during fiscal year 2013.

Director Independence
Our Corporate Governance Guidelines contain standards for determining director independence that meet the listing standards adopted by the NYSE.  Accordingly, Section B.2 of our Corporate Governance Guidelines contains the following paragraph related to director independence, which is consistent with the NYSE standards for independence:

"It is the policy of the Board that at least a majority of its members be independent.  An ‘independent’ Director is one who (i) the Board has affirmatively determined not to have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company); (ii) is not a member of management or an employee of the Company and has not been a member of management or an employee of the Company within the past three years; (iii) is not, and within the past three years has not been, affiliated with or employed by a (present or former) internal or external auditor of the Company (or of an affiliate); (iv) is not, and within the past three years has not been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the Director; (v) has no immediate family members meeting the descriptions set forth in (ii) through (iv) above; and (vi) to the extent applicable with respect to membership on the Board or any specific Committees, satisfies additional requirements for ‘independence’ promulgated from time to time by the New York Stock Exchange (the ‘NYSE’) and the Securities and Exchange Commission (the ‘SEC’).  Consideration should also be given to all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions by the Company to organizations with which a Director is affiliated and any consulting arrangement between the Company and a Director.”

The full text of the Corporate Governance Guidelines, which also set forth the practices our Board intends to follow with respect to Board and Committee responsibilities, composition and selection, Board access to management and advisors, Board education and compensation, Board and CEO performance evaluations and succession planning, is available on our website at www.urs.com. In addition, a copy of the Corporate Governance Guidelines is available upon written request to our Corporate Secretary at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA 94111-2728).

The Board Affairs Committee and the Board undertook their respective annual reviews of director independence on March 27, 2014.  During these reviews, the Board Affairs Committee and the Board considered the director independence categories contained in the Corporate Governance Guidelines to assess the relevant, identified business transactions and relationships between each director or any member of his or her immediate family, and us (including our subsidiaries and affiliates).  As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any of these transactions or relationships was inconsistent with a determination that a director is independent.  Among other things, transactions and relationships involving less than $120,000 in direct payments from us (other than standard director compensation and expense reimbursements) during any 12-month period within the last three fiscal years to a director or a member of the director’s immediate family are not regarded as compromising a director’s independence.  Similarly, transactions and relationships within the last three fiscal years involving payments to or from a company for which a director serves as a current employee, or an immediate family member of a current executive officer, also are not regarded as compromising a director’s independence if such payments, in any single fiscal year, do not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues.

In making these independence determinations, the Board Affairs Committee considered that in the ordinary course of business, relationships and transactions may occur between us and entities with which some of our directors are or have been affiliated.  Under our Corporate Governance Guidelines, certain relationships and transactions that occurred during any 12-month period within the last three fiscal years were considered and determined not to be material transactions that would impair the director’s independence, including the following:

• Mr. Sullivan is the President and Chief Executive Officer of Agilent Technologies, from which we have purchased products and services during the preceding three fiscal years.

• Mr. Knauss is the Chairman and Chief Executive Officer of Clorox Co., to which we have provided services and received payment during the preceding three fiscal years.

• Mr. McLevish is the Executive Vice President of Kraft Foods Group, Inc., with which we have entered into transactions for the purchase and/or sale of products and services during the preceding three fiscal years.

In addition, the Committee considered that the aggregate dollar amount of the transactions during any 12-month period within the last three fiscal years did not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues and, therefore, was not regarded as compromising the director’s independence.

In connection with its assessment of the independence of the four new directors nominated to the Board, in addition to its regular assessment of independence under our Corporate Governance Guidelines and the NYSE Listing Standards, the Board Affairs Committee also considered the representations made by each new nominee on our Director Nominee Representation and Agreement, which was delivered to us under our Bylaws, to determine whether he or she had made any voting commitments to any third party or had any understanding regarding the receipt of any payments from any third party or otherwise would have conflicts of interest that could taint or otherwise adversely affect that director’s independence.  In light of the absence of disclosure of any such commitments, understandings or conflicts, the Committee concluded that none of the new director’s independence was compromised by such a third-party relationship.  (See “March 2014 Cooperation Agreement” below.)

Based on this review, the Board Affairs Committee and the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent under the standards set forth in the Corporate Governance Guidelines and applicable NYSE rules, with the exception of Mr. Koffel.  Mr. Koffel is considered an inside director because he is one of our senior executives.

Executive Sessions
Pursuant to NYSE rules and our Corporate Governance Guidelines, our non-management directors are required to meet in executive session without the presence of management at least annually.  All of our non-management directors are also independent under the rules of the NYSE.  Since May 2010, General Ralston has presided as the Board’s lead independent director (the “Lead Independent Director”), with responsibility for chairing all non-management director executive sessions.  In fiscal year 2013, General Ralston served as the Lead Independent Director at five executive sessions.

Board Leadership Structure
Under our corporate governance framework, our Board has the flexibility to determine whether the roles of Chairman and CEO should be combined or separated, based upon our circumstances and needs at any given time, while providing independent oversight designed to ensure that management acts in our stockholders’ best interests.  Our Bylaws give the Board the authority to appoint as Chairman either a management or non-management director and provide for either the Chairman or, if the Chairman is not an independent director, one of our independent directors, to be designated by the Board as the Lead Independent Director.  Accordingly, if the Board determines that the advantages of having a CEO/Chairman outweigh any potential disadvantages, then our Bylaws require the Board to appoint a non-management Lead Independent Director with a defined role and responsibilities.

The Board of Directors is currently chaired by our CEO, Martin Koffel.  In addition, in accordance with our Bylaws, the Board has appointed General Ralston as its Lead Independent Director.

We believe that combining the positions of CEO and Chairman is, at the present time, the most effective leadership structure for us in promoting sound decision-making and vigorous execution of our strategic initiatives and business plans.  As the individual with primary responsibility for managing our day-to-day operations, Mr. Koffel has served as CEO (and Chairman) since 1989 and is most familiar with our business and the complex challenges we face in the current environment.  As a result, we believe that he is best positioned at this time to identify strategic priorities and to lead discussions, decision-making regarding key business and strategic issues, as well as to oversee the execution of important strategic initiatives.  In addition, we believe that a combined CEO/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

We established the position of Lead Independent Director to help reinforce the independence of the Board as a whole.  The position of Lead Independent Director has been structured to serve as an effective balance to a CEO/Chairman and is empowered under our Bylaws to perform the following:

• approve the agenda for regular Board meetings;

• serve as chairman of Board meetings in the absence of the Chairman;

• establish and approve the agenda for meetings of the independent directors;

• approve Board meeting schedules to assure there is sufficient time for discussion of all agenda items;

• approve information sent to the Board;

• coordinate with the Committee chairs regarding meeting agendas and informational requirements;

• have authority to call meetings of the independent directors;

• preside over meetings of the independent directors;

• preside over any portions of Board meetings at which the evaluation or compensation of the CEO is presented or discussed;

• preside over any portions of Board meetings at which the performance of the Board is presented or discussed;

• serve as a liaison between the Chairman and the independent directors;

• coordinate the activities of the other independent directors; and

• if requested by major stockholders of the corporation, ensure that he or she is available for consultation and direct communication with such stockholders.

In light of this substantial delegation of authority and responsibility, we believe that a Lead Independent Director can help ensure the effective independent functioning of the Board in fulfilling its oversight role.  General Ralston has served as a director since 2003 and currently serves on our Board Affairs, Audit and Compensation Committees.  We believe that General Ralston, as Lead Independent Director, has built consensus among directors and served as a conduit between other independent directors and the Chairman, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.  In light of Mr. Koffel’s extensive history with and knowledge of URS, and because the Lead Independent Director is empowered to play a significant role in the Board’s leadership and in reinforcing the independence of the Board, we believe that it is advantageous to combine the positions of CEO and Chairman at this time.

Board’s Risk Oversight Role
One of the Board’s key functions is oversight of our risk management process.  The Board administers its oversight function directly through the Board as a whole, which has the ultimate oversight responsibility for the risk management process, as well as through the standing Audit, Board Affairs and Compensation Committees that address risks inherent in their respective areas of oversight.  Our Audit Committee considers and discusses our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment, risk management and our insurance program is undertaken.  The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function and independent registered public accounting firm’s audits.  Our Board Affairs Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing wrongful conduct, and risks associated with the independence of the Board, potential conflicts of interest and succession planning.  Our Compensation Committee administers our incentive compensation, stock, bonus and other similar plans and arrangements and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  See “Board Committees” for a more detailed description of these Committees and their respective areas of oversight.  Senior management reports on enterprise risk issues, including operational, financial, legal and regulatory, and strategic and reputational risks, to the appropriate Committee or the Board.

The entire Board and the Committees receive reports on areas of material risk and, for each Committee, the Committee’s area of oversight, from senior management, internal auditors, our independent registered public accounting firm, compensation consultants, internal and outside counsel, and other members of management and professional advisors.  When a Committee receives such reports, the chairman of the Committee reports on the discussion to the full Board at the next Board meeting.  This process enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

The Board’s Role in Succession Planning; CEO Succession Committee
As reflected in our Corporate Governance Guidelines, succession planning for both directors and executive officers is one of the primary responsibilities of the Board.  With respect to Board succession planning, the Board Affairs Committee regularly evaluates the size and composition of the Board, giving consideration to our changing circumstances, the Board’s diversity policy and the then-current Board membership.  The Board Affairs Committee and the Board of Directors also regularly consider succession plans for membership of the Board committees and committee chairmen.  With respect to executive succession planning, the Board’s goal is to have a long-term and continuing program to plan for CEO succession and to monitor and advise on management’s senior leadership development program and succession planning for other executive officers.  The Board, through the Lead Independent Director and his communication with the CEO, also has short-term contingency plans in place for emergencies or unplanned events, such as the departure, death, or disability of the CEO or other executive officers.

Executive succession planning has been one of the topics discussed the most during regular executive sessions of the Board, and additional executive sessions have been held in recent years, devoted primarily to executive succession planning and professional development.  In executive sessions, the Board has met with outside consultants engaged by us to help the Board and the CEO identify and evaluate the skills and capabilities of potential internal CEO succession candidates, and to plan and implement professional development programs tailored to each candidate that are designed to help them maximize their potential regarding leadership, strategy and execution.  As a result of this process, the Board developed and approved a CEO succession plan in 2013.

However, in light of changes to the senior executive team in February 2014 that impacted the previously approved succession plan, the Board established a special CEO Succession Committee focused on identifying and recommending qualified CEO candidates.  The CEO Succession Committee is authorized to establish an executive succession planning process and timetable, identify and evaluate CEO succession candidates and develop recommendations regarding these matters for consideration by the full Board.  The Committee, which is currently composed of six directors: Douglas W. Stotlar (Chairman), Diane C. Creel, Mickey P. Foret, Joseph W. Ralston, William P. Sullivan and V. Paul Unruh, is also authorized to engage search consultants and other professional advisors in its discretion.  (See “March 2014 Cooperation Agreement”.)

Director Nominees
Our Board Affairs Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge and has the diversity of skills, experience and perspectives with respect to management and leadership, vision and strategy, accounting and finance, business operations, business judgment, industry background, and corporate governance necessary to oversee and direct our business.  When the Board Affairs Committee identifies and evaluates candidates recommended by management or stockholders, the Board Affairs Committee looks specifically at the candidate’s qualifications in the broader context of the Board’s overall composition and in light of our needs given the then current mix of director attributes.  The Board Affairs Committee’s goal is to recruit directors who complement and reinforce the skills of other directors.

In accordance with the Board Affairs Committee Charter, a qualified candidate for director nominee must possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment, have the ability to work effectively with other members of the Board, and provide the skills and expertise appropriate to best serve the long-term interests of our stockholders.  In accordance with the Board’s diversity policy, the Board Affairs Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds.  The Board Affairs Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with the composition of the Board as a whole.  The Board assesses the effectiveness of the Board’s diversity policy in connection with its periodic self-assessment process.  Candidates are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In the case of incumbent directors whose terms of office are set to expire, the Board Affairs Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair these directors’ independence. In the case of new director candidates, the Board Affairs Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Board Affairs Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Board Affairs Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.  From time to time, the Board Affairs Committee has engaged outside professional search firms, such as Korn/Ferry International, to assist with the identification and evaluation of director candidates.

The policy of our Board Affairs Committee is to consider Board candidates who are recommended by stockholders in the same manner as candidates recommended by members of the Board or senior management.  Any stockholder wishing to recommend a candidate for nomination as a director should submit in writing the candidate’s name, biographical information and business qualifications to Chairman, Board Affairs Committee, URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728.  All qualified submissions are reviewed by our Board Affairs Committee at the next appropriate meeting.  If a stockholder wishes the Board Affairs Committee to consider a director candidate for nomination at our next annual meeting, the Committee’s policy requires that written recommendations be received by us no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting.  On March 13, 2014, we entered into a Cooperation Agreement with JANA Partners LLC (“JANA”) under which we agreed to expand the size of our Board from ten to fourteen members and to appoint Diane C. Creel, William H. Schumann, III, David N. Siegel and V. Paul Unruh (the “New Directors”) to fill the vacancies created by the increase and to nominate them, together with eight of our incumbent directors, as part of our slate of nominees for election as directors at this Annual Meeting.  (See “March 2014 Cooperation Agreement”.)

Communications with the Board
Stockholders and other interested parties may communicate directly with any of our senior managers or members of our Board by writing directly to those individuals at our principal executive office (600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728).  Communications related to director candidate recommendations should be directed to the Chairman of the Board Affairs Committee.  In addition, we encourage communicating any concerns related to our financial or accounting practices directly to the Chairman of the Audit Committee.  Stockholders may also send communications to General Ralston, the Board’s Lead Independent Director.  The non-management directors have instructed us to review all mail and other direct communications and have directed us to exercise discretion in determining whether to forward to members of the Board correspondence or other communications that are inappropriate, such as business solicitations, frivolous communications and advertising.  Directors may at any time request that we forward to them all communications received by us.  Information about how to contact our Board is also available on our website at www.urs.com.

Code of Business Conduct and Ethics
All of our employees, including our principal executive officer, principal financial officer and principal accounting officer, and directors are required by our Code of Business Conduct and Ethics to conduct our business consistent with the highest legal and ethical standards.  The full text of our Code of Business Conduct and Ethics is available on our website at www.urs.com.  If we amend or waive a provision of our Code of Business Conduct and Ethics, we would then post such amendment or waiver on our website, as required by applicable rules.

Our employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.  The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

March 2014 Cooperation Agreement
On March 13, 2014, we entered into a cooperation agreement with JANA (the “Cooperation Agreement”) pursuant to which we expanded the size of our Board from ten to fourteen members and added Diane C. Creel, William H. Schumann, III, David N. Siegel and V. Paul Unruh, to fill the vacancies (the “New Directors”). The Board expansion and appointment of the New Directors were effected on March 26, 2014. In addition, pursuant to the Cooperation Agreement, we are including the New Directors on our slate of director nominees for the 2014 Annual Meeting.

On March 26, 2014, as required under the Cooperation Agreement, we added one of the New Directors, William H. Schumann, III, to the Compensation Committee of the Board and two of the New Directors, Diane C. Creel and V. Paul Unruh, to the special CEO Succession Committee of the Board.  (See “The Board’s Role in Succession Planning; CEO Succession Committee.”)

On March 26, 2014, we also established, pursuant to the Cooperation Agreement, a Value Creation Committee of the Board, which will evaluate all options for enhancing stockholder value, including by engaging an investment bank to conduct a strategic review of our business segments, operations and capital structure, evaluate all options to enhance stockholder value and review our management compensation structure.  The Value Creation Committee is composed of Timothy R. McLevish, Chairman, and John D. Roach, as well as two New Directors, William H. Schumann, III and David N. Siegel.

The Cooperation Agreement specifies that, in his sole discretion, Martin M. Koffel may continue as Chief Executive Officer, Chairman of the Board and a director of the Company until the Board appoints a new Chief Executive Officer, at which time Mr. Koffel will resign from those positions, which is expected to be completed prior to December 31, 2014. The Cooperation Agreement also includes additional commitments by us as well as standstill and other commitments by JANA.

Compensation of Non-Management Directors	The following table sets forth information regarding non-management directors’ compensation for fiscal year 2013.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR FISCAL YEAR 2013

Non-Management Director (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	All Other Compensation ($)	Total ($)
Diane C. Creel	$0	$0	$0	$0
Mickey P. Foret	$122,250	$124,914	$0	$247,164
Senator William H. Frist	$96,750	$124,914	$0	$221,664
Lydia H. Kennard	$104,500	$124,914	$0	$229,414
Donald R. Knauss	$91,500	$124,914	$0	$216,414
Timothy R. McLevish	$95,750	$124,914	$0	$220,664
Joseph W. Ralston	$180,750	$124,914	$0	$305,664
John D. Roach	$110,750	$124,914	$0	$235,664
William H. Schumann, III	$0	$0	$0	$0
David N. Siegel	$0	$0	$0	$0
Douglas W. Stotlar	$101,000	$124,914	$0	$225,914
William P. Sullivan	$110,750	$124,914	$0	$235,664
V. Paul Unruh	$0	$0	$0	$0

(1)	Ms. Creel, Mr. Schumann III, Mr. Siegel and Mr. Unruh joined the Board in March 2014.
(2)	Includes cash compensation, such as retainers and meeting fees, earned in fiscal year 2013 for Board and Committee services.
(3)	Represents the compensation cost, which is equivalent to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Stock awards are fully vested upon grant. We calculate fair value based on the closing sales price of a share of our common stock on the last market-trading day prior to the date of grant. Each non-management director (other than the four New Directors, who did not join the Board until March 2014) received the following stock awards in fiscal year 2013.

Grant Date	Grant Price	Quarterly Stock Award Shares	Quarterly Stock Award Grant Date Fair Value ($)
December 29, 2012	$38.71	807	$31,239
March 30, 2013	$47.41	659	$31,243
June 29, 2013	$47.22	661	$31,212
September 28, 2013	$53.92	579	$31,220

The following table sets forth information regarding outstanding deferred equity awards held by non-management directors at the end of fiscal year 2013.

OUTSTANDING DEFERRED EQUITY AWARDS FOR NON-MANAGEMENT DIRECTORS AT THE END OF FISCAL YEAR 2013

	Deferred Stock Awards (1)
Non-Management Director (2)	Number of Shares of Stock That Have Not Been Issued (#)	Market Value of Shares of Stock That Have Not been Issued ($)
Diane C. Creel	—	—
Mickey P. Foret	8,778	$460,318
Senator William H. Frist	1,969	$103,254
Lydia H. Kennard	4,532	$237,658
Donald R. Knauss	1,414	$74,150
Timothy R. McLevish	—	—
Joseph W. Ralston	8,778	$460,318
John D. Roach	8,778	$460,318
William H. Schumann, III	—	—
David N. Siegel	—	—
Douglas W. Stotlar	4,999	$262,148
William P. Sullivan	5,741	$301,058
V. Paul Unruh	—	—

(1)
The market value of the deferred stock awards is calculated by multiplying the number of shares by the closing market price of our common stock as of the last trading day of fiscal year 2013, which was $52.44.  Although these deferred stock awards were fully vested immediately upon grant, the notional shares attributed to deferred stock awards accumulate and are not issued to the director until six months after the date he or she terminates service on the Board.

(2)	Ms. Creel, Mr. Schumann III, Mr. Siegel and Mr. Unruh joined the Board in March 2014.

Description of Non-Management Director Compensation
Quarterly Cash Retainer:  At the start of fiscal year 2013, each non-management director serving on the Board on the first business day of each fiscal quarter received a retainer of $19,375, for an aggregate of $77,500 annually.  Effective June 28, 2013, each non-management director’s quarterly retainer increased to $20,625, for an aggregate of $82,500 annually.  Additional retainers paid to the standing Audit, Board Affairs and Compensation Committee Chairmen remain unchanged, with the Chairman of the Audit Committee receiving an additional $3,750 payable on the first business day of each fiscal quarter for an aggregate of $15,000 annually.  Also, the Chairmen of the Board Affairs and Compensation Committees each received an additional $1,250, payable on the first business day of each fiscal quarter, for an aggregate of $5,000 annually.  Finally, the Lead Independent Director received an additional $13,750, payable on the first business day of each fiscal quarter, for an aggregate of $55,000 annually.

Board Attendance Fees:  At the start of fiscal year 2013, each non-management director received $2,500 for each Board meeting attended in person and $750 for each Board meeting attended by telephone.  Effective June 28, 2013, each non-management director received $1,500 for each Board meeting attended by telephone.

Committee Attendance Fees:  At the start of fiscal year 2013, Committee members who were not serving as Chairmen received $2,000 for each Committee meeting attended in person and $750 for each Committee meeting attended by telephone.  Effective June 28, 2013, all Committee members who are not serving as Chairmen receive $2,000 for each Committee meeting attended in person and $1,500 for each Committee meeting attended by telephone.

Committee Chairman Fees:  At the start of fiscal year 2013, the Chairman of the Audit Committee received $4,500 for each meeting chaired in person and $750 for each meeting chaired by telephone.  The Chairs of the Board Affairs and Compensation Committees each received $3,500 for every meeting chaired in person and $750 for every meeting chaired by telephone.  Effective June 28, 2013, each standing Committee Chair received $1,500 for each Committee meeting attended by telephone.  The Chairs of the special CEO Succession and Value Creation Committees receive $3,500 for each Committee meeting attended and $1,500 for each Committee meeting attended by telephone.

Quarterly Stock Award:  At the start of fiscal year 2013, each non-management director serving on the Board on the first day of each fiscal quarter received a stock award under the Amended 2008 Incentive Plan, consisting of the number of shares of our common stock equal to $31,250 divided by the Fair Market Value (as defined below) of our common stock on that day, rounded down to the nearest whole share.  The stock awards vest immediately upon grant.  As defined in our Amended 2008 Incentive Plan, “Fair Market Value” means the closing sales price of a share of our common stock on the last market-trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

Consulting Fees:  We also maintain a policy under which non-management directors may be engaged on an as-needed basis from time to time as consultants for special projects at the rate of up to $3,000 per day (plus reasonable expenses) upon the recommendation of the Chairman of the Board or any officer designated by the Chairman of the Board.  No consulting fees were paid to non-management directors during fiscal year 2013.  If consulting fees are paid in the future to a non-management director, the Board will determine whether the special projects affect the independence of the non-management director.

NON-MANAGEMENT DIRECTOR STOCK OWNERSHIP GUIDELINES

In March 2011, we adopted Amended and Restated Stock Ownership Guidelines for our senior executives and, in May 2011, extended these Guidelines to our non-management directors.  The purpose of the Guidelines, as they apply to our non-management directors, is to encourage them to voluntarily maintain a reasonable level of personal share ownership to demonstrate their personal commitment to our long-term success and to continue to align their own interests with the interests of our stockholders, consistent with our commitment to sound corporate governance.  The Guidelines are determined as a multiple of three times each non-management director’s annual cash retainer, then converted to a fixed number of shares of our common stock based on the closing stock price as of the date of determination.

Our non-management directors are encouraged to hold at least the number of shares of our common stock that satisfy the Guidelines as of the first day of each of our fiscal years.  When individuals first become non-management directors, they are encouraged to satisfy the Guidelines within five years.  Shares that count toward satisfaction of these Guidelines include the following:  shares owned outright by the non-management director or his or her immediate family members residing in the same household; shares held in trust for the benefit of the non-management director or his or her immediate family members; restricted stock, whether deferred or vested outright, granted under our equity incentive plans; and shares purchased in the open market.

The following table sets forth the number of shares and value of our common stock, within the meaning of the Guidelines, held as of April 7, 2014, and the multiple that such shares represent of the non-management directors’ annual cash retainer.  This table indicates that each of our non-management directors, other than the four New Directors, satisfied our Guidelines.

Director	Share Ownership (1)	Share Ownership Value (1)	Annual Cash Retainer	Equity Ownership as Multiple of Fiscal Year Annual Cash Retainer
Diane C. Creel(2)	646	$30,588	$82,500	0.37
Mickey P. Foret	28,125	$1,331,719	$97,500	13.66
Senator William H. Frist	12,765	$604,423	$82,500	7.33
Lydia H. Kennard	17,891	$847,139	$87,500	9.68
Donald R. Knauss	11,655	$551,864	$82,500	6.69
Timothy R. McLevish	3,947	$186,890	$82,500	2.27
Joseph W. Ralston	21,497	$1,017,883	$142,500	7.14
John D. Roach	16,572	$784,684	$82,500	9.51
William H. Schumann, III(2)	646	$30,588	$82,500	0.37
David N. Siegel(2)	646	$30,588	$82,500	0.37
Douglas W. Stotlar	17,756	$840,747	$82,500	10.19
William P. Sullivan	20,309	$961,631	$82,500	11.66
V. Paul Unruh(2)	646	$30,588	$82,500	0.37

(1)	Based on an April 7, 2014 share ownership date and closing share price of $47.35.
(2)	Joined the Board in March 2014.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1

ELECTION OF DIRECTORS

The current terms of office of all of our directors expire at the Annual Meeting.  The Board proposes the reelection of the nominees named in this Proposal 1, all of whom are currently serving as directors, for a new term of one year and until their successors are duly elected and qualified.

The process undertaken by the Board Affairs Committee in recommending qualified director candidates is described under “Information About the Board of Directors - Director Nominees.”  As discussed in that section, the Board Affairs Committee evaluates director nominees in the broader context of the composition of the Board as a whole, with the objective of nominating directors who can together provide an appropriate balance of valuable skills, experience and perspectives and who also exhibit integrity, collegiality, sound business judgment and adherence to high ethical standards as well as a commitment of service to us, our Board and our stockholders.

As discussed under “Information about the Board of Directors – Director Nominees” above, on March 13, 2014, we entered into the Cooperation Agreement with JANA under which we agreed to expand the size of our Board from ten to fourteen members and to appoint the New Directors, Diane C. Creel, William H. Schumann, III, David N. Siegel and V. Paul Unruh, to fill the vacancies created by the increased size of the Board and to nominate them, together with eight of our incumbent directors, as part of our slate of nominees for election as directors at this Annual Meeting.  In accordance with the Cooperation Agreement, our Board is recommending, and we will use our reasonable best efforts to obtain, the election of the New Candidates at the Annual Meeting.  The Cooperation Agreement requires JANA to vote the shares of URS common stock beneficially owned by JANA (or by any of its affiliates or associates over which it has voting control), in favor of all the Board’s nominees at the Annual Meeting and to refrain from submitting any proposal for consideration at, or bringing any other business before, the Annual Meeting or initiating, encouraging or participating in any “withhold” or similar campaign with respect to the election of directors at the Annual Meeting.  Under the Cooperation Agreement, JANA is subject to certain other standstill restrictions that will generally be in effect until 30 days prior to the deadline by which a stockholder must give notice to us of its intention to nominate a director at or bring other business before the 2015 Annual Meeting.  This description is qualified by reference to the complete text of the Cooperation Agreement included as an exhibit to our Current Report on Form 8-K, filed with the SEC on March 17, 2014.  JANA is the beneficial owner of an aggregate of 6,745,623 shares of URS common stock as of March 17, 2014.

Two current members of the Board, Donald R. Knauss and William P. Sullivan, are not standing for reelection at the 2014 Annual Meeting. Mr. Knauss has served as a director since 2010 and Mr. Sullivan since 2006.  We have greatly valued their service to us and appreciate their many contributions to our success.

There are 12 nominees for the Board that will be authorized at the time of the Annual Meeting.  Stockholders cannot vote or submit proxies for a greater number of persons than the number of nominees named in this Proposal 1.  Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.  In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Board.  There are no family relationships among any of our directors and executive officers.  The following paragraphs provide biographical information regarding each director as of the date of this proxy statement.  Also included is information regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led our Board, following the recommendation of the Board Affairs Committee, we believe that, in light of our business and structure, the nominees should continue to serve as a director.

Nominee and Current Standing Committee Service	Principal Occupation, Business Experience, Other Directorships Held and Age
Diane C. Creel
Ms. Creel has served as one of our directors since March 2014.  She retired as Chairman, Chief Executive Officer and President of Ecovation, Inc., a subsidiary of Ecolab Inc. and a waste stream technology company using patented technologies, in September 2008, positions that she had held since 2003.  Previously, Ms. Creel served as Chief Executive Officer and President of Earth Tech, an international consulting engineering firm, which is now part of AECOM, from 1992 to 2003.  Ms. Creel is also a member of the Board of Directors of Allegheny Technologies Incorporated (since 1998), The Timken Company (since 2012) and Enpro Industries, Inc. (since 2009).  She also served on the Board of Directors of Goodrich Corporation from 1997 to 2012 and Foster Wheeler Ltd. from 2003 until 2008.  She is 65 years old.

With her substantial experience in executive positions at large technology and international engineering consulting firms. Ms. Creel brings to the Board substantial leadership skills.  Her executive experience, together with her extensive prior experience on boards of engineering, technology and construction companies, position her to contribute her knowledge in the engineering and construction industries, industries in which we participate, and a variety of other fields that are relevant to our Infrastructure & Environment and Energy & Construction Divisions.  The Board also benefits from her critical knowledge and expertise related to the corporate governance practices gained from her service on the boards of several large public companies.

Mickey P. Foret (Audit Committee)
Mr. Foret has served as one of our directors since March 2003.  He served until 2002 as Executive Vice President and Chief Financial Officer of Northwest Airlines, Inc., an airline company, and Chairman and Chief Executive Officer of Northwest Airlines Cargo, Inc., a transportation and logistics company.  Mr. Foret was employed in various management positions at Northwest Airlines from 1992 until 1996 as well as from 1998 until 2002.  Mr. Foret previously served as President and Chief Operating Officer of Atlas Air Cargo, Inc. and as President and Chief Operating Officer as well as in other management positions at Continental Airlines, Inc.  Mr. Foret has served as a director of Delta Air Lines, Inc. since November 2008 and as a director of the SpartanNash (formerly Nash Finch Company) since May 2005.  Mr. Foret has previously served as a director for NorAm Energy Corp., as a director of MAIR Holdings, Inc., as a director of First American Funds, as a director of Champion Airlines, Inc., as a director of Worldspan L.P., as a director of ADC Telecommunications, Inc., and as a director of Northwest Airlines.  He is 68 years old.

As the former chief financial officer and senior executive of a multinational public company, Mr. Foret contributes to the Board his considerable operational experience in and knowledge of the transportation and logistics industry, an industry that represents a significant portion of our business.  Mr. Foret’s service on a number of boards of other public companies enables him to share his experience of beneficial governance practices employed at other public companies.  We view accurate financial reporting and robust auditing to be critical to our success and, with his executive experience in capital-intensive industries and his experience as a director of financial funds, Mr. Foret is well positioned to contribute his extensive financial expertise to the Board.  He also qualifies as an audit committee financial expert under the SEC guidelines.

Senator William H. Frist, M.D. (Board Affairs Committee)
Senator Frist has served as one of our directors since November 2009.  He has served as a partner at Cressey & Company LP, a private investment firm, since 2007.  He also served as Distinguished University Professor at Vanderbilt University from 2008 until 2010.  He served as a United States Senator for Tennessee from 1995 until 2007 and was Majority Leader of the United States Senate from 2003 until 2007.  Senator Frist has served as a director of Select Medical Corporation since May 2010.  Senator Frist serves on the boards of several other organizations including the Center for Strategic and International Studies, the Kaiser Family Foundation, the Robert Wood Johnson Foundation, Aegis Laboratories, Accolade LLC, and the Harvard Medical School Board of Fellows.  He is 62 years old.

Senator Frist’s experience as a legislator, including numerous committee memberships and chairmanships and, most notably, as former Majority Leader of the United States Senate, gives him the leadership and consensus-building skills to assist the Board in a range of its activities.  He has extensive knowledge of the workings of government and, as a former member of the Senate Finance Committee, of the federal budgeting process, which we view as especially significant given that a large proportion of our business activities are heavily regulated and directly affected by governmental actions.  The Board also benefits from the considerable investment and finance experience he has gained from his tenure as a partner in a private investment firm.  His service on the board of the Center for Strategic and International Studies enables him to contribute his perspective on our international operations.

Lydia H. Kennard (Board Affairs Committee)
Ms. Kennard has served as one of our directors since August 2007.  She is currently President and CEO of KDG Construction Consulting.  Since March 2007, she has also been a Principal of Airport Property Ventures, an operator and developer of aviation facilities.  Ms. Kennard served as the Executive Director of Los Angeles World Airports, the airport authority for the City of Los Angeles, from 1999 to 2003, and again from 2005 to February 2007.  Ms. Kennard has been a director of Prologis, Inc., and its predecessor company, AMB Property Corporation, since 2004, a director of Intermec, Inc. since 2003 and a director of Freeport McMoran since December 2013.  She served as a director of IndyMac Bank from 2002 to 2008.  She was formerly a trustee of the RAND Corporation, a nonprofit policy research institute from 2007 to 2012 and was a member of the California Air Resources Board from 2004 to 2011.  She is 59 years old.

Ms. Kennard’s prior executive and operational experience, including oversight of such diverse activities as airfield operations, airport retail and restaurant concession management, construction, maintenance, property and asset management, business operations, and police and security activities, positions her to contribute to the Board her leadership skills, her critical insights into the operational requirements of a large company and her expertise in industries in which we participate, such as infrastructure, construction and project management.  As a result of her involvement with the California Air Resources Board, she is able to share her understanding of air quality management and regulation, which is valuable in enhancing the Board’s insight into our environmental management and pollution control and other environmental programs.  The Board also benefits from her knowledge of the conduct and governance of public companies based on her experience as a director of several public companies.

Martin M. Koffel
Mr. Koffel has served as our Chairman of the Board, Chief Executive Officer, President and as one of our directors since 1989.  He is 75 years old.

Mr. Koffel’s long tenure as our CEO and Chairman positions him to contribute to the Board his extensive knowledge of our business, history and development, and to provide critical Board leadership and continuity.  As CEO, he has developed substantial operational and industry expertise, as well as executive leadership skills that are important to us and to our Board.  Mr. Koffel has previously served on the boards of several international policy institutes, which have given him substantial experience and perspective regarding economic and geopolitical trends, the development and execution of business strategies and evolving views regarding corporate governance best practices.

Timothy R. McLevish (Audit Committee)
Mr. McLevish has served as one of our directors since November 2012.  He currently serves as Executive Vice President of Kraft Foods Group, Inc., a manufacturer and marketer of packaged food products.  He served as Executive Vice President of Kraft Foods from 2011 until 2012 when Kraft was separated into Kraft Foods Group and Mondelēz International, Inc.  From 2007 to 2011, he served as Executive Vice President and Chief Financial Officer of Kraft Foods.  Before joining Kraft Foods, Mr. McLevish was the Senior Vice President and Chief Financial Officer of Ingersoll-Rand Company Limited, a diversified industrial company, from 2002 to 2007.  Prior to that, he held a series of finance, administration and leadership roles for Mead Corporation, a forest products company, from 1987 to 2002.  His final role with Mead was Vice President and Chief Financial Officer, a position he held from December 1999 through March 2002.  Mr. McLevish has served as a director of Kennametal, Inc. since 2004.  He is 59 years old.

Mr. McLevish brings to the Board valuable experience in finance and accounting as well as substantial executive insight on issues facing large multi-national public corporations.  In light of his considerable past experience in positions as a financial executive at several large public companies, most recently as Executive Vice President, he adds a valuable perspective to the Board on financial reporting and accounting issues, the risk management and internal audit process, as well as significant operational and management insights.  His executive experience at a multi-national public corporation with global operations positions him to contribute critical insights into a variety of international finance and regulatory issues, which are especially important to us given that a significant portion of our business is conducted overseas.

General Joseph W. Ralston, USAF (Ret.) (Audit, Board Affairs and Compensation Committees)
General Ralston has served as one of our directors since October 2003.  He has served as Vice Chairman of The Cohen Group, an international business consulting firm, since 2003; as a director of Lockheed Martin since 2003; and as a director of The Timken Company since 2003.  General Ralston’s military career began in 1965 and concluded in 2003, when he retired from active duty.  General Ralston’s military career was highlighted by his service as Vice Chairman of the Joint Chiefs of Staff in Washington, D.C. from 1996 to 2000 and Commander, U.S. European Command and Supreme Allied Commander Europe, NATO from 2000 to 2003.  He is 70 years old.

General Ralston’s distinguished career in the armed forces has provided him with extensive experience in executive management, logistics and military procurement.  During his service as a senior military officer, including Vice Chairman of the Joint Chiefs of Staff, General Ralston maintained the highest security clearances and performed a variety of responsibilities, including reviewing the requirements of the armed forces for goods and services and assessing the personnel, equipment, cyber, financial and reputational risks of military operations.

Consequently, he has developed a deep understanding of the organization that has historically been among our most important clients, including critical insights into the needs of the armed forces for our services and the federal government procurement processes.  The Board also benefits from his advice regarding our classified activities and his insights into our enterprise risk management.  In addition, in serving as Chairman of the Nominating and Corporate Governance Committee of the Board of The Timken Company, General Ralston has gained valuable experience dealing with relevant rules and regulations and generally overseeing corporate governance matters.

John D. Roach (Audit and Compensation Committees)
Mr. Roach has served as one of our directors since February 2003.  He has served as Chairman of the Board and Chief Executive Officer of Stonegate International, a private investment and advisory services firm, since 1997; as a director of Ply Gem Holdings since 2004, and as a director of Verisign, Inc. since August 2007.  He previously served as the Executive Chairman and Chief Executive Officer of Unidare U.S., Inc., an industrial welding and safety supplier, from 2002 to 2006; the founder, Chairman of the Board and Chief Executive Officer of Builders First Source, Inc. from 1998 to 2001; the Chairman of the Board, President, and Chief Executive Officer of Fibreboard Corp. from 1991 to 1997; a director of Kaiser Aluminum Corporation and its subsidiary Kaiser Aluminum & Chemical Corporation from 2002 to 2006; a director of Material Sciences Corporation from 2003 to 2006; and a director of Washington Group (formerly Morrison Knudsen Corporation) from 1997 to 2002.  He is 70 years old.

With his prior extensive service as a chief executive officer of a multinational public company and a private investment firm, Mr. Roach brings to the Board his considerable business leadership and strategic consulting skills.  Mr. Roach has served as a senior executive or director of a variety of companies in the construction and industrial production industries, which positions him to contribute his knowledge in the construction industry, one of the businesses we serve, and a variety of other industries.  The Board also benefits from his executive experience in financial services, as well as his expertise in corporate governance and finance gained as a director of several public companies.  Mr. Roach qualifies as an audit committee financial expert under the SEC guidelines.

William H. Schumann, III (Compensation Committee)
Mr. Schumann has served as one of our directors since March 2014.  He retired in August 2012 as Executive Vice President of FMC Technologies, Inc., a provider of technology solutions for the energy industry.  He served as Chief Financial Officer of FMC Technologies from 2001 to 2011 and Chief Financial Officer of FMC Corporation (the predecessor to FMC Technologies) from 1999 to 2001.  Mr. Schumann has served as the non-executive Chairman of the Board of Directors of Avnet, Inc., a distributor of electronic components, since November 2012 and has been on its board since 2010.  He served on the board of UAP Holdings, an agricultural chemical distributor, from 2005 to 2008 and Great Lakes Advisors, a registered investment advisor, from 1992 to 2011.  Mr. Schumann has been a director of AMCOL International Corporation, a producer of specialty materials and related products and services for industrial and consumer markets, since 2012 and McDermott International, Inc., an engineering and construction company, since 2012.  He is 63 years old.

Mr. Schumann brings to the Board valuable experience in finance and accounting as well as substantial executive experience in the energy industry, which provide the Board with important insights into the power and oil & gas industries, both markets that we serve.  In light of his considerable past experience as a financial executive at a large public company, most recently as Executive Vice President and previously as Chief Financial Officer, he can provide a critical perspective on financial reporting and accounting issues, the risk management and internal audit process, as well as significant operational and management issues.  His experience as Chairman at Avnet allows him to contribute both his leadership skills as well as his expertise in corporate governance and other issues currently affecting public companies.  His service as a director of McDermott, another engineering and construction company means that he is already well acquainted with, and can provide valuable insights into, strategic and operational issues facing companies such as ours.

David N. Siegel
Mr. Siegel has served as one of our directors since March 2014.  He is President and CEO of Frontier Airlines, a privately held airline company, and serves on its board of directors.  He was a Director of Republic Airways from October 2009 to December 2013, including serving as Lead Independent Director from May 2011 until January 2012 when he was appointed President and CEO of Frontier, at the time a wholly owned subsidiary of Republic.  Prior to joining Frontier, Mr. Siegel was Chairman & CEO of XOJET, a private aviation company controlled by TPG Capital.  From June 2004 to May 2008, Mr. Siegel was Chairman and Chief Executive Officer, and, from June 2008 to April 2009, Chairman, of Gategroup Holding AG, a large independent airline catering, hospitality and logistics company.  Prior to that, Mr. Siegel served as President, Chief Executive Officer and member of the Board of US Airways Group, Inc., and US Airways, Inc., the airline operating unit.  Prior to US Airways, Mr. Siegel was Chairman and Chief Executive Officer of Avis Rent A Car System, Inc., a subsidiary of Cendant Corp.  Mr. Siegel also spent seven years at Continental Airlines in various senior management roles, including President of its Continental Express subsidiary.  Mr. Siegel is currently a member of the board of directors of Gategroup Holding AG, which is listed on the SIX Swiss Exchange, having served since June 2004.  He is 52 years old.

As one of the non-management directors on the Board who is currently serving as chief executive officer of another company, Mr. Siegel brings to the Board his significant executive and operational experience addressing contemporary issues facing companies with global operations.  His executive experience has provided him with substantial knowledge of the transportation and logistics sector, an industry in which we participate, public policy issues and supply chain systems in the transportation and logistics sector, which are relevant to our business activities.  His experience serving as a lead independent director at a public company enables him to contribute to the Board his leadership skills, as well as his expertise in corporate governance and other critical issues facing public companies.

Douglas W. Stotlar (Compensation Committee)
Mr. Stotlar has served as one of our directors since March 2007.  He has served as President, Chief Executive Officer, and director of Con-way Inc., a transportation and logistics company (previously known as CNF Inc.) since April 2005.  He served as President and Chief Executive Officer of Con-way Transportation Services, Inc., a regional trucking subsidiary (“CTS”), from 2004 until 2005.  He also served as CTS’ Executive Vice President and Chief Operating Officer from 2002 until 2004, and as CTS’ Executive Vice President of Operations from 1997 until 2002.  Mr. Stotlar serves as vice president at large and is a member of the executive committee of the American Trucking Associations.  He is also a member of the Board of Directors of the American Transportation Research Institute.  He is 53 years old.

Mr. Stotlar’s executive experience has provided him with substantial knowledge of the transportation and logistics sector, an industry in which we participate.  As the Chief Executive Officer of Con-way, Inc., he gained a significant understanding of public policy issues and supply chain systems in the transportation and logistics sector, which are relevant to our business activities.  In addition, as a currently serving chief executive officer of a public company, Mr. Stotlar can contribute his valuable experience with contemporary corporate governance practices, labor and stockholder relations matters, and current legal and regulatory requirements and trends.  He also serves on the boards of several not-for-profit organizations.

V. Paul Unruh
Mr. Unruh has served as one of our directors since March 2014.  He retired as vice chairman of Bechtel Group, Inc. in June 2003.  During his 25-year tenure at Bechtel, he held a number of management positions including treasurer, controller, and chief financial officer.  He also served as president of Bechtel Enterprises, the finance, development, and ownership arm, from 1997 to 2001.  Mr. Unruh is also a certified public accountant.  Mr. Unruh is currently a member of the board of directors of Symantec Corporation, a provider of security, backup and availability solutions, Move, Inc., a provider of real estate media and technology solutions, and Heidrick & Struggles International, Inc., a provider of executive search and leadership consulting services.  He also serves on the boards of two private companies.  He is 65 years old.

Mr. Unruh’s long tenure serving in management and as vice chairman, and chief financial officer at a large international engineering, construction and project management company allow him to contribute to the Board his substantial knowledge and expertise related to construction, engineering and project management, our core markets.  His experience gained as chief financial officer of a global organization positions him to contribute valuable insights into the management of international operations, as well as his expertise in the evaluation of strategic global business opportunities, which are especially important to us given that a significant portion of our business is conducted overseas.  As a former chief financial officer, treasurer and controller at a multinational company, Mr. Unruh provides substantial financial and accounting expertise, particularly with respect to issues arising in connection with international finance, regulation and operations.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH DIRECTOR NOMINEE.

Required Vote
Directors are elected by a majority of the votes cast for and against by holders of shares entitled to vote at the Annual Meeting, whether present in person or represented by proxy, which means that, for each director, the number of votes cast for the director must exceed the number of votes cast against that director.  Abstentions and broker non-votes will not be considered votes cast.

Proposal 2

RATIFICATION OF SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2015, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by our stockholders at the Annual Meeting.  PricewaterhouseCoopers LLP has audited our financial statements since 1988.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Independent Registered Public Accounting Firm’s Fees
The following table presents aggregate fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal years ended January 3, 2014 and December 28, 2012, and fees for other services rendered by PricewaterhouseCoopers LLP during these periods.

(In millions)	Fiscal Year 2013	Fiscal Year 2012
Audit Fees	$10.0	$10.2
Audit-Related Fees	0.2	0.2
Tax Fees	—	—
All Other Fees	0.1	0.1
Total Fees	$10.3	$10.5

Audit Fees.  Audit fees include fees for services rendered in connection with the annual audit of our consolidated financial statements.  This category also includes fees for audits and reviews provided in connection with statutory and regulatory filings and engagements or services that generally only independent registered public accounting firms reasonably can provide to a client, such as state overhead audits, statutory audits, attestation services (except those not required by statute or regulation), consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.  Audit-related fees include fees paid for audit-related services, which included agreed-upon procedures performed on interactive data reporting using eXtensible Business Reporting.

All Other Fees.  All other fees primarily include fees associated with technical accounting and reporting software and services performed over the allocation of corporate costs under Cost Accounting Standards.

All services described in the table were pre-approved by the Audit Committee in conformity with its pre-approval process.  The Audit Committee considered the compatibility with independence of all non-audit services.

Policy on Audit Committee Pre-Approval
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.

On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm.  On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.  The Audit Committee also has delegated the ability to pre-approve audit and permitted non-audit services to the Chairman of the Audit Committee provided that any pre-approvals by the Chairman are reported to the Audit Committee at the subsequent scheduled Audit Committee meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

Required Vote
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise.  The Audit Committee is, however, submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.  Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes.  Broker non-votes are not counted for any purpose in determining whether this matter has been approved.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our stockholders have indicated by their previous vote that they prefer that we solicit a non-binding advisory vote on the compensation of the Named Executives, commonly referred to as a “say-on-pay vote,” every year.  The Board has adopted a policy that is consistent with our stockholders’ expressed preference.  In accordance with that policy, this year, we are again asking our stockholders to vote to approve, on an advisory basis, the compensation of the Named Executives as disclosed in this proxy statement in accordance with SEC rules.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executives and the philosophy, policies and practices described in this proxy statement.  The compensation of the Named Executives subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement.  As discussed in detail under “Compensation Discussion and Analysis,” we believe that our compensation policies and decisions emphasize pay-for-performance principles by linking performance-based awards to the achievement of specific company goals and strongly align the executives’ interests with those of our stockholders in increasing stockholder value over the longer term.  Our Board believes that our long-term success depends largely on the talents of our employees and, to that end, has designed our compensation program to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

The Compensation Committee believes that our executive compensation program is appropriately designed, reasonable relative to the executive compensation programs of our peer group companies and responsible in that it reflects a pay-for-performance philosophy without encouraging our executives to assume excessive risks.

Below are some of the highlights of our compensation program for our Named Executives:

•
Strong Pay-for-Performance Principles.  Our compensation policies and decisions are focused on pay-for-performance principles.  Annual performance-based bonuses are determined using objective financial performance measures that are designed to correlate closely with the creation of long-term stockholder value.  As discussed below, typically 50% of our long-term equity incentives vest only if specified performance metrics are achieved.  Because we did not achieve our company-wide net income goal in fiscal 2013, under our bonus plan, no annual bonuses were paid to executive officers, and no performance-based shares vested for fiscal 2013.  As a result, our CEO’s Total Compensation declined 56% from the prior year (calculated based on the Summary Compensation Table).

•
Active Stockholder Engagement Led to Changes in Long-Term Performance Metrics. Over the past several years, and particularly following the results of last year’s say-on-pay vote, we have been actively engaged with our institutional investors regarding pay for performance and other issues.  After considering recommendations from our investors, as well as proxy advisory firms, in March 2013, the Compensation Committee determined that performance-based restricted stock unit awards should align restricted stock payouts with our relative long-term share price as well as our long-term financial performance.  In November 2013, in response to stockholder recommendations, we added to our performance-based restricted stock unit awards another performance metric: return on invested capital (ROIC).  We also revised our net income metric to provide for vesting based upon achieving cumulative net income targets over a three-year period.  In addition, for 2014, our executive cash bonuses will be tied to achievement of three performance criteria:  GAAP earnings per share, free cash flow and ROIC.  Our Compensation Committee believes that these new financial performance metrics will help to drive increases in annual and longer term stockholder value.

•
The Right Compensation Mix. The Compensation Committee believes that, as executives assume greater responsibilities, their compensation should be more heavily weighted toward variable elements of compensation because the performance of these officers is expected to drive achievement of strategic and financial goals that are most likely to affect stockholder value.  As a result, a substantial portion of our Named Executives’ compensation is at risk through performance goals that, if achieved, are expected to increase stockholder value over the long term and contribute to our long-term prosperity.

•
Stock Ownership Guidelines.  We maintain stock ownership guidelines that encourage our executive officers and directors to own shares of our common stock at levels determined as a multiple of each executive’s annual base salary and each director’s annual cash retainer.  These guidelines are designed to encourage our executives and directors to maintain a level of share ownership sufficient to demonstrate their personal commitment to our long-term success and to continue to align their own interests with the interests of our stockholders, consistent with our commitment to sound corporate governance.

•
No Excessive Perquisites.  We do not provide personal lifestyle perquisites, such as country club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites, nor do we provide tax gross-ups for executive perquisites.

•
Parachute Payment Excise Tax Provisions.  Some executive employment agreements, entered into a number of years ago, contain excise tax gross-up provisions.  However, in 2009, in light of trends and evolving best practices, the Compensation Committee reviewed its policy related to excise tax gross-ups and committed not to enter into any future employment or similar compensatory agreements that obligate us to provide tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any severance payments provided to Section 16 Officers are considered “excess parachute payments” subject to excise tax under Section 4999 of the Code.  Accordingly, consistent with that policy, our recently amended employment arrangements with Mr. Koffel eliminate prior provisions for tax gross-ups in connection with excise taxes on payments and benefits deemed to be “parachute payments” under Section 280G of the Code and instead substitute a “best after-tax provision,” under which the payments to Mr. Koffel would be reduced in the event that any excise tax would otherwise be payable by Mr. Koffel on any “parachute payments.”  See “Compensation Arrangements With Martin M. Koffel.”

•
No Repricing Without Stockholder Approval.  Our equity plans do not permit repricing of underwater stock options held by executives or other employees without stockholder approval and, historically, we have not repriced any stock options.

Accordingly, the Board is asking the stockholders to indicate their approval of the compensation of the Named Executives as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Named Executives, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on us or on our Board or Compensation Committee.  Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

Unless the Board decides to modify its current policy to solicit say-on-pay votes annually, the next scheduled say-on-pay vote will be at next year’s Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2013 (1)

Audit Committee Report
The Audit Committee has reviewed and discussed with management of the Company the audited financial statements for the fiscal year ended January 3, 2014.  The Audit Committee has discussed with the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2014, for filing with the Securities and Exchange Commission.

                Respectfully Submitted,

                THE AUDIT COMMITTEE

                Mickey P. Foret, Chairman
                Timothy R. McLevish
                General Joseph W. Ralston, USAF (Ret.)
                John D. Roach
                William P. Sullivan

(1)
The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language included in any such filing.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of April 7, 2014, by:  (1) each director; (2) each of the Named Executives; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock.  This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, as amended, filed with the SEC.  Unless otherwise indicated in the footnotes to this table, subject to community property laws where applicable, we believe, based on such information provided, that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  The applicable address for each of our directors and executive officers is c/o URS Corporation, 600 Montgomery Street, 26th Floor, San Francisco, CA  94111-2728.

Beneficial Owner	Common Stock Beneficially Owned (1)
	Number	Percentage
FMR LLC (2) 82 Devonshire Street Boston, MA 02109	9,633,476	13.96%
JANA Partners LLC (3) 767 Fifth Avenue New York, NY 10153	6,745,623	9.78%
Michael W. Cook Asset Management, Inc. (d/b/a Southern Sun Asset Management) (4) 6070 Poplar Avenue Memphis, TN 38119	5,006,929	7.26%
BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	4,470,814	6.48%
The Vanguard Group (6) 100 Vanguard Boulevard Malvern, PA 19355	4,041,928	5.86%
Diane C. Creel	646	*
Mickey P. Foret	19,347	*
Senator William H. Frist, M.D.	10,796	*
H. Thomas Hicks	94,137	*
Gary V. Jandegian	56,499	*
Lydia H. Kennard	13,359	*
Donald R. Knauss	10,241	*
Martin M. Koffel (7)	198,840	*
William J. Lingard	0	*
Timothy R. McLevish	3,947	*
General Joseph W. Ralston, USAF (Ret.)	12,719	*

Beneficial Owner	Common Stock Beneficially Owned (1)
	Number	Percentage
John D. Roach	7,749	*
William H. Schumann, III	646	*
David N. Siegel	646	*
Douglas W. Stotlar	12,757	*
William P. Sullivan	14,568	*
Randall A. Wotring	102,892	*
V. Paul Unruh	646	*
All executive officers and directors as a group (24 persons) (8)	769,381	1.11%

*	Less than one percent.
(1)
There were 68,984,523 shares of our common stock outstanding as of April 7, 2014. Deferred shares and unvested restricted stock units that the holder has the right to acquire within 60 days are deemed to be outstanding for purposes of computing the percentage of common stock beneficially owned by that holder but not for purposes of computing the percentage of common stock beneficially owned by other persons.

(2)
As stated in the Schedule 13G/A filed with the SEC on February 14, 2014, FMR LLC is deemed to be the beneficial owner of all of these shares of our common stock and has sole voting and sole dispositive power over all of the shares.

(3)
As stated in the Schedule 13D/A filed with the SEC on March 17, 2014, JANA Partners LLC is deemed to be the beneficial owner of all of these shares of our common stock and has sole voting and sole dispositive power over all of the shares.

(4)
As stated in the Schedule 13G filed with the SEC on February 14, 2014, Michael W. Cook Asset Management, Inc. (d/b/a Southern Sun Asset Management) is deemed to be the beneficial owner of all of these shares of our common stock and has sole voting and sole dispositive power over all of the shares.

(5)
As stated in the Schedule 13G/A filed with the SEC on January  31, 2014, BlackRock, Inc. is deemed to be the beneficial owner of all of these shares of our common stock and has sole voting and sole dispositive power over all of the shares.

(6)
As stated in the Schedule 13G filed with the SEC on February 12, 2014, the Vanguard Group is deemed to be the beneficial owner of all of these shares of our common stock and has sole voting and sole dispositive power over all of the shares.

(7)	Includes 50,000 shares of deferred restricted stock units for Mr. Koffel.
(8)	Executive officer shares consist of shares owned by the Named Executives, Thomas W. Bishop, Reed N. Brimhall, Susan B. Kilgannon, Joseph Masters, George Nash and Olga Perkovic. Includes shares subject to options and restricted stock units that the executive officers have the right to acquire within 60 days. The executive officers have a right to vote, but do not have the right to dispose of any unvested restricted shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 3, 2014, no executive officers, directors or greater than 10% beneficial owners failed to file on a timely basis reports required under Section 16(a).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised of five non-employee directors:  General Ralston who serves as Chairman, Mr. Roach, Mr. Stotlar, and Mr. Sullivan, and Mr. Schumann, who joined the Committee in March 2014.  No member of the Compensation Committee is, or was formerly, one of our officers or employees.  No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended January 3, 2014.

                Respectfully Submitted,

                THE COMPENSATION COMMITTEE

                General Joseph W. Ralston, Chairman
                John D. Roach
                Douglas W. Stotlar
                William P. Sullivan

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date of this proxy statement and irrespective of any general incorporation language included in any such filing.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

2013 Executive Compensation Developments

•	No bonuses were paid and no performance-based shares vested for 2013.

o
Because we did not achieve our company-wide net income goal in fiscal year 2013, under our bonus plan, no bonuses were paid to executive officers and no performance-based shares vested for fiscal 2013.

•	CEO compensation for 2013 declined over 56% from 2012.

o
Our CEO’s Total Compensation (calculated based on the Summary Compensation Table) declined 56% from the prior year. Consistent with our strong pay-for-performance philosophy, our CEO did not receive a bonus for 2013 because we did not achieve our company-wide net income goal.

•	Active Stockholder Engagement Led to Changes in Long-Term Performance Award Metrics.

o
Over the past several years, we have been actively engaged with our institutional investors particularly over the past year, as we sought to address last year’s say-on-pay vote.  In the course of these discussions, some of our institutional investors advocated that we modify our executive compensation program to include financial goals such as return on invested capital and total stockholder return.  In response, in 2013, we made the following changes to our executive compensation programs:

▪
March 2013:  We modified our long-term equity incentives to include performance-based restricted stock units with vesting tied to the achievement of net income over a two-year performance period and relative total stockholder return (“TSR”) over a three-year performance period.

▪
November 2013:  We further refined the redesign of our long-term equity incentives to include performance-based restricted stock units with vesting tied to the achievement over a three-year period of net income, return on invested capital (“ROIC”) and relative TSR.  At the same time, we modified our executive cash bonus program for 2014 to base bonuses on the achievement of three performance criteria: GAAP earnings per share, free cash flow and ROIC.

Our Compensation Committee believes that the financial performance metrics that must be achieved for the performance-based awards to vest are key drivers of performance and long-term shareholder value, and will ensure that our executives realize value from these awards only when value is also returned to stockholders.

Consideration of Say-on-Pay Vote

In May 2013, we solicited our advisory stockholder vote on the compensation of our Named Executives, as disclosed in our proxy statement for the 2013 Annual Meeting.  At that meeting, the stockholders approved the compensation of our Named Executives with 67.8% voting in favor and 32.03% voting against (with less than 1% abstaining).  These results were disappointing to us and to our Board, especially in light of the 98.8% support we received in 2011 and the 83.7 % approval we received in 2012.  Although we have engaged with a number of our stockholders in the past, following our 2013 Annual Meeting, to better understand the meaning and implications of this vote and to address the underlying investor concerns, we engaged in a broader outreach effort.  In particular, starting in the second quarter of 2013 and through the first quarter of 2014, our management and investor relations group contacted and had regular discussions with substantially all of our largest stockholders.  In the course of these discussions with investors, some of our institutional stockholders advocated that we modify our incentive bonus and equity plans for executives to extend the performance periods and to change the applicable performance metrics to include relative TSR and ROIC, metrics that they believed would better incentivize our senior executives to enhance stockholder value.  In addition, the Committee examined a review and recommendations prepared by Cook of the ISS 2013 analysis of our say-on-pay proposal.  After considering the recommendations of our investors, with the assistance of Cook, the Committee implemented modifications to our programs for executive annual cash bonuses and executive long-term equity incentives responsive to investor recommendations and proxy advisory firm concerns.  See “Bonus Plan; Fiscal Year 2013 Target Bonuses and Performance Targets” and “Fiscal Year 2013 Long-Term Equity Incentive Plan – November Redesign of Equity Incentive Awards.”

Philosophy and Overview

Our executive compensation philosophy is to compensate our senior executives competitively with a mix of base salary, annual cash bonus, long-term equity incentives and other benefits (“Total Compensation”) designed to attract and retain highly qualified executives and incentivize them to produce strong financial performance for the benefit of our business and our stockholders.  Generally, the Compensation Committee believes that providing our executives with the opportunity to earn Total Compensation between the 50th percentile and the 75th percentile of compensation packages provided to employees with similar responsibilities at comparable companies is necessary and appropriate because we compete with many other companies for high-performing senior executives with above-market talent and the ability to produce above-market contributions and financial results.  The significant components of our compensation program, and the manner in which we determined the level of compensation awarded to each of our Named Executives with respect to fiscal year 2013, are discussed below.

Providing competitive base salaries is an essential foundation for compensating our executives, managers and other employees.  However, the Compensation Committee believes that performance-based awards should comprise a substantial portion of the Total Compensation awarded to our Named Executives in order to motivate them to achieve specific company goals and to link pay to the achievement of those goals.  The Compensation Committee also believes that the proportion of target Total Compensation that is performance-based and at-risk should increase with increased executive responsibilities.

Accordingly, under our annual cash bonus plan, called our Restated Incentive Compensation Plan (the “Bonus Plan”), participants become eligible to earn annual cash bonuses targeted as a percentage of their respective base salaries.  As executives assume greater responsibilities, their targeted bonus percentages increase.  The size of any actual bonuses earned for a given fiscal year relative to the target bonuses is determined by the extent to which pre-established quantitative performance targets have been achieved for that fiscal year.  These performance metrics (“Performance Metrics”) are established for each participant and on a company-wide or “Corporate” basis, as well as on the basis of performance by each of our divisions.  Furthermore, the bonus otherwise payable to each eligible participant is subject to reduction on a pro-rata basis with other eligible participants who have earned bonuses, to the extent necessary (even down to zero) to assure that the company-wide and division performance targets are first achieved for the benefit of our stockholders after the accrual for bonuses.

Likewise, our Amended 2008 Incentive Plan allows us to issue long-term equity incentive awards that require, as a condition to vesting, the attainment of pre-established performance targets, such as net income, relative TSR and ROIC.  The Compensation Committee believes that performance-based equity awards can provide stronger retention incentives and further align the executive’s interests with those of our stockholders by providing greater motivation to increase stockholder value over the longer term.

Total Compensation Review for 2013

In March and May 2013, the Compensation Committee undertook its annual review of the Total Compensation of the Named Executives, as a whole and on a component basis.  The Compensation Committee’s compensation review and considerations continued to be affected by the ongoing uncertainty in global markets (notwithstanding gradual improvements), as well as uncertainty about the impact of sequestration, threatened government shutdowns and federal spending cutbacks, all of which created a challenging business environment and made it extremely difficult to predict future results.  To assist with this compensation review, the Compensation Committee requested Towers Watson to conduct a comparative survey regarding the key components of the Total Compensation awarded to the Named Executives (other than the CEO) and other Section 16 Officers and senior executives (the “2013 Towers Watson Report”).  Because compensation for Mr. Koffel had been addressed at the time of negotiation of an amendment to his employment agreement at the end of 2011, the survey did not address comparative CEO compensation.

To prepare the 2013 Towers Watson Report, Towers Watson, with input from both the Compensation Committee and our senior management, reviewed the existing comparative group of companies for continued appropriateness, and performed analyses of the compensation levels of executives of those companies holding positions comparable to those held by each of our Named Executives and our other executives analyzed.  Towers Watson’s analyses further included consideration of compensation values, practices and trends at a subset of Standard and Poor’s 1500 companies as well as multiple published surveys of companies with business and size comparable to us.

A summary report, including senior management’s recommendations for pay actions and performance targets, was presented to the Compensation Committee for its consideration.  Following an active dialogue with Towers Watson, Cooley, and the CEO (other than with respect to his own compensation), the Compensation Committee approved the recommendations, as described in more detail below.

The information analyzed by Towers Watson was collected from the following three sources, each with a focus on industry, business, the competition for talent, and size (based on revenue and market capitalization):

Public Company Comparison Group – Data for comparison was collected from the most recent proxy statements (and other public filings, as appropriate) of a select peer group of publicly traded companies with business and size viewed as comparable to our own, considered to be industry and talent competitors.  The peer group includes public companies with trailing twelve-month revenues ranging from $3.3 billion to $31.4 billion (median $9.7 billion) as of May 2013.  The companies included in this peer group were:

AECOM Technology Corporation	Booz Allen Hamilton, Inc.	CH2M Hill*
Chicago Bridge & Iron*	Computer Sciences Corporation	Emcor Group, Inc.
Fluor Corporation	Foster Wheeler AG	General Dynamics Corporation
Jacobs Engineering Group Inc.	KBR, Inc.	L-3 Communications Holdings
Quanta Services*	Raytheon Corporation	SAIC, Inc.
Textron*

*The peer group was updated from the previous year to replace the Shaw Group, which was acquired, and to replace Accenture, which was viewed as too large, and CACI International and McDermott International, which were both viewed as too small, with the following asterisk (*) companies that were considered to be in relevant industries that were more closely aligned with URS’ revenue.

Published Survey Sources – Towers Watson also considered multiple published surveys to assess compensation practices and trends, with particular focus on comparable market data based on the revenue size of participants and industry (professional services), where available.  The published survey sources included the Towers Watson 2012 Compensation Data Bank General Industry Executive Compensation Survey, as well as several Canadian surveys for Canadian positions in the Oil & Gas Division

Standard and Poor’s 1500 ExecuComp Database – For additional general insight into and understanding of broad industry compensation practices and trends, Towers Watson also considered a subset of 99 companies selected from the Standard and Poor’s 1500 List of Companies with revenues ranging from $5 billion to $20 billion (median $8.3 billion) and market capitalizations ranging from $391 million to $44.7 billion (median $8.6 billion).

2013 Compensation Review Results

For the Named Executives, except for Mr. Koffel (whose employment agreement was amended on December 11, 2011), Towers Watson compared the peer group market data and broader data regarding compensation practices and trends generally for each Named Executive’s position against his base salary, target total cash compensation (base salary plus bonus), long-term incentives and total target direct compensation (base salary plus bonus and long-term incentives).

The Compensation Committee uses these comparative market data and other materials to inform and shape the Committee’s decision-making, but does not target total compensation to achieve any specific quantitative benchmark level.  Ultimately, in determining the amounts of compensation to be awarded, the Compensation Committee relies on its collective business judgment and discretion.  During the review of the Total Compensation of the Named Executives, the Compensation Committee recognized that the Named Executives have a number of unique responsibilities and talents.  Therefore, when reviewing the compensation package of each Named Executive, the Compensation Committee also considered a number of other qualitative factors, including but not limited to the following:

•	the qualifications of the Named Executive;

•	strategic and operational goals for which the Named Executive has responsibility;

•	whether the Named Executive’s responsibilities changed during the preceding 12 months or were expected to change going forward;

•	the past and present performance of the Named Executive, and his near- and longer-term contribution potential;

•	the anticipated level of difficulty of replacing that Named Executive with someone of comparable experience and skill;

•	the base salaries, target bonuses and equity grants made in prior years to the Named Executives;

•	the current equity holdings of the Named Executive and the value of and total gain related to prior (and unvested) grants;

•	the potential of that Named Executive to assume increased responsibilities and roles of greater significance in connection with our succession planning; and

•	with respect to Named Executives other than the CEO, the recommendations of the CEO.

Base Salaries

With a gradually improving economy and in view of competitive market conditions, the CEO recommended and the Compensation Committee concurred that, for 2013, increases in the range of three to seven percent of base salary for our Named Executives were appropriate, other than for Mr. Lingard (who resigned in February 2014), whose base salary was increased by $200,000 to reflect his promotion to Executive Vice President and Chief Operating Officer.  In addition to competitive market conditions, the Compensation Committee also took into account the Named Executives’ meritorious past performances in light of competitive pressures, increases in the overall competitiveness of our market, increases in our size and complexity, as well as increases in the responsibilities of some of the Named Executives.  The results of the 2013 Towers Watson Report indicated that the adjusted base salaries of the Named Executives were in the range of the 75th percentile (with one base salary slightly in excess) of the base salaries paid for comparable positions at the peer group companies.

Mr. Koffel’s base salary was previously adjusted in December 2011 in connection with the extension of his retirement date and other amendments to his compensation arrangements, as discussed further under “Compensation Arrangements With Martin M. Koffel” below.  Consistent with these recommendations, at its meeting in May 2013, the Compensation Committee authorized the following base salaries for the Named Executives:

2013 BASE SALARY

Name	Title	Fiscal Year 2012 Base Salary	Fiscal Year 2013 Base Salary
Martin M. Koffel	Chairman and Chief Executive Officer*	$1,100,000	$1,100,000
H. Thomas Hicks	Executive Vice President and Chief Financial Officer	$657,000	$700,000
William J. Lingard	President and Chief Operating Officer (former)**	$600,000	$800,000
Gary V. Jandegian	Vice President, President – Infrastructure & Environment	$668,000	$690,000
Randall A. Wotring	Vice President, President – Federal Services	$594,000	$630,000

*	See “Compensation Arrangements With Martin M. Koffel.”
**	Mr. Lingard was Corporate Vice President and President of the Oil & Gas Division until May 2013, when he was elevated to Executive Vice President and Chief Operating Officer. He was appointed President and Chief Operating Officer in October 2013. Mr. Lingard resigned in February 2014.

Bonus Plan; Fiscal Year 2013 Target Bonuses and Performance Targets

All of our Named Executives participate, along with other executives and senior managers, in our annual performance-based cash Bonus Plan.  (In addition, Mr. Lingard was eligible for a time-based cash bonus payable under an arrangement with Flint Energy Services Limited before we acquired that company in May 2012.)  The Bonus Plan is primarily intended to (a) focus key employees on achieving specific short-term financial targets, (b) reinforce teamwork, (c) provide the potential for significant payouts if outstanding performance is achieved, and (d) enhance our ability to attract and retain highly talented and motivated individuals.

Under the Bonus Plan, each of our Named Executives are eligible to earn annual cash bonuses expressed as a percentage of his or her base salary (“Target Bonus”) upon achieving predefined financial performance targets (“Performance Targets”) established by the Compensation Committee at the beginning of our fiscal year.  The Target Bonus for each Named Executive is reviewed annually by the Compensation Committee for possible increase.  The primary factors considered when determining modifications to the Target Bonus levels for the Named Executives are the total cash compensation opportunity that the Target Bonuses, combined with the base salaries will provide, as well as the relative market position of comparable opportunities for similar roles with similar impact on overall company or division results.  The Compensation Committee’s objective generally is to set the Target Bonuses at levels that will provide each Named Executive with the opportunity to earn above-market bonuses and total cash compensation that approximate the 75th percentile of the total cash compensation opportunities provided to employees holding similar positions and responsibilities at companies in the comparable market data set.  The Compensation Committee also considers more qualitative factors, such as level of responsibility and potential to contribute to future results, when setting the initial Target Bonus levels within that range for our Named Executives or subsequently increasing those levels.

The annual bonuses actually paid under the Bonus Plan for each year are then calculated arithmetically based on the extent to which the Performance Targets established for a Named Executive were achieved and the amount of the Target Bonus for that Named Executive.  If the actual results for the fiscal year equal the Performance Targets for a Named Executive, then that participant earns his or her Target Bonus for that year.  If the actual results exceed the Performance Targets, the Named Executive may earn a bonus greater than his or her Target Bonus up to a pre-established cap, and if results fall short of the Performance Targets, the Named Executive will receive a bonus less than his or her Target Bonus, or no bonus at all if the results fail to achieve pre-established minimums.

In addition, annual bonuses otherwise earned may be subject to reduction on a pro-rata basis with the bonus earned by other eligible participants, even down to zero, to the extent necessary to assure that company-wide and division performance targets are first met for the benefit of our stockholders after the bonuses are accrued.  As a result, the Named Executives and other eligible participants receive bonuses only if and to the extent that financial results in excess of the thresholds are achieved on a company-wide and divisional basis.

In connection with its review of Total Compensation discussed above, the Compensation Committee also reviewed the Target Bonus levels of each Named Executive in effect at the beginning of 2013, as well as the Performance Metrics and Performance Targets.  With regard to the 2013 Target Bonus percentages, the Compensation Committee concluded that the Target Bonus levels of Messrs. Hicks, Jandegian, Lingard, and Wotring continued to be appropriate at the 100% target level as these generally reflected the appropriate market positioning for those opportunities.  Mr. Koffel’s Total Compensation was renegotiated separately at the end of fiscal year 2011 as discussed in “Compensation Arrangements With Martin M. Koffel.”

In its consideration of Performance Metrics and Performance Targets for fiscal year 2013, the Compensation Committee set the annual bonus targets by taking into account our business objectives and annual plan for the fiscal year and then derived from those objectives Performance Targets on a company-wide basis as well as for each Named Executive.  In particular, management recommended that the 2013 bonus plan objectives focus on enhancing cross-divisional cooperation and expanding European operations.  The specific quantitative Performance Targets under the 2013 Bonus Plan were initially developed by the CEO in conjunction with the establishment of our fiscal year 2013 financial budget, as approved by our Board.

The Compensation Committee agreed with the recommendations of the CEO, after considering additional input from Towers Watson, that our budgeted net income should be the performance metric that establishes a threshold for funding of the bonus plan pool for all Named Executives.  This metric was selected because net income was the most direct driver within the scope of their responsibilities for increasing our stock price and, as a result, increasing stockholder value.

While meeting a minimum corporate net income threshold was made a prerequisite for each Named Executive to earn a bonus, for Messrs. Jandegian, Lingard and Wotring, meeting minimum operating income thresholds for their respective divisions was also made a prerequisite for each of them to earn a bonus from the bonus pool of that division.  Consistent with the approach adopted in 2012, the Compensation Committee used a divisional operating income metric, calculated under GAAP, but excluding pre-tax non-controlling interest (“Operating Income”) to more closely align the actual divisional income to URS overall financial results, as shown in the table below.  This additional metric was regarded as appropriate for Messrs. Jandegian, Lingard and Wotring because generating Operating Income for their respective divisions was viewed as a direct driver within the scope of their responsibilities for contributing to our overall net income goals.  In addition, to support greater collaboration and leverage among the divisions, the Compensation Committee continued to agree that the relative weight attributable to the corporate net income metric for Messrs. Jandegian, Lingard and Wotring should remain at 25%.

Overriding these individual Performance Metrics was the requirement that the company-wide net income and divisional Operating Income contribution thresholds, after accruing for bonuses, had to be achieved for the benefit of our stockholders before any bonuses were payable.  This design feature is intended to shift the risks of falling short of these Performance Targets onto the bonus pools otherwise available for distribution under the Bonus Plan, effectively functioning as a cushion for stockholders to increase the likelihood that at least the Corporate net income and respective Operating Income targets would be achieved for the year.

The following table summarizes the Performance Targets, the weightings of those Targets and the Target Bonuses for each Named Executive under the 2013 Bonus Plan as approved by the Compensation Committee, based on our fiscal year 2013 financial budget approved by the Board:

2013 BONUS PLAN

Name	Title	2013 Bonus Plan – Performance Target and Weighting	2013 Target Bonus as Percent of 2013 Base Salary
Martin M. Koffel	Chairman and Chief Executive Officer	• Corporate Net Income of $319 million (after bonus accrual) = 100%	150%
H. Thomas Hicks	Executive Vice President and Chief Financial Officer	• Corporate Net Income of $319 million (after bonus accrual) = 100%	100%
William J. Lingard	President and Chief Operating Officer (former)*	• Corporate Net Income of $319 million (after bonus accrual) = 25% • Oil & Gas Operating Income of $100 million (after bonus accrual) = 75%	100%
Gary V. Jandegian	Vice President, President – Infrastructure & Environment	• Corporate Net Income of $319 million (after bonus accrual) = 25% • Infrastructure & Environment Operating Income of $235 million (after bonus accrual) = 75%	100%
Randall A. Wotring	Vice President, President – Federal Services	• Corporate Net Income of $319 million (after bonus accrual) = 25% • Federal Services Operating Income of $210 million (after bonus accrual) = 75%	100%

*
At the time the bonus metrics, targets and weightings were established, Mr. Lingard’s position was Corporate Vice President and President of the Oil & Gas Division.  He was appointed Executive Vice President and Chief Operating Officer in May 2013 and President and Chief Operating Officer in October 2013.  Mr. Lingard resigned in February 2014.

Under the 2013 Bonus Plan, if the Performance Targets were met, then each Named Executive’s actual bonus would equal his Target Bonus.  For each Named Executive if the Performance Targets were exceeded, then actual bonuses would exceed the Target Bonus, up to a maximum of 200% of the Target Bonus if actual performance equaled or exceeded 115% of the Performance Target.  Conversely, if the Performance Targets were not met, then actual bonuses would be determined as a declining percentage of Target Bonuses, depending on the extent of the shortfall, down to zero if actual performance were at or below 85% of the Performance Target.  Actual performance results between 85% and 115% of the Performance Targets would generally be calculated based on a pro rata, straight line interpolation between a zero bonus and 200% of the Target Bonus.  In addition, as described above, all individual bonuses otherwise earned were subject to overriding pro rata reductions, down to zero, to the extent necessary to meet the budgeted Corporate net income and divisional Operating Income minimums after accrual for bonuses.  As a result of this override, the effective entry thresholds for Corporate and for each divisional unit could vary from 88% to 98%.  The following table summarizes the basic performance ramps for the Named Executives.

2013 BONUS PLAN – CORPORATE, INFRASTRUCTURE & ENVIRONMENT, FEDERAL SERVICES, OIL & GAS*

Percentage Achievement of Performance Target	Eligible Percentage of Target Bonus
115% of Performance Target	200% of Target Bonus
100% of Performance Target	100% of Target Bonus
85% or less of Performance Target	0% of Target Bonus

*
Subject to pro-rata reduction for Corporate and each divisional unit to achieve budgeted Corporate net income and divisional Operating Income performance minimums.  As a result, the effective entry thresholds may vary from 88% to 98%, depending on various circumstances.

The Bonus Plan also allocates to the Compensation Committee the authority and responsibility to adjust, solely for purposes of determining the extent to which performance targets were satisfied (and only to the extent permitted by Section 162(m) of the Code), the financial results actually reported by us under GAAP to take into account the objectively determinable impact of material unexpected events that were not included in the annual budget and were outside the control of the individual Named Executives (such as the impact of changes in accounting principles or tax laws, capital restructurings, major transactions and other extraordinary, unusual or nonrecurring items).  There were no such adjustments for 2013.

After we had reported our financial results for fiscal year 2013, the Compensation Committee assessed for each Named Executive the level of achievement of each applicable 2013 Performance Target and the corresponding bonus that each Named Executive was eligible to earn under the Bonus Plan.  Because we reported net income for fiscal year 2013 of $247.2 million, which was below the minimum threshold for the net income target, the Compensation Committee concluded that the Named Executives did not earn any incentive bonuses under the Bonus Plan.

In November 2013, in response to recommendations received from investors in the course of our stockholder engagement process, we redesigned our Executive Bonus Program.  Effective for 2014, the Executive Bonus Program under the Bonus Plan will be based on three performance criteria, initially weighted equally:

·  earnings per share, calculated in accordance with GAAP;

·  free cash flow, defined as net cash from operating activities less capital expenditures (“Free Cash Flow”); and

·  return on invested capital, defined as after-tax operating income divided by the sum of average net debt and total stockholders’ equity for the applicable period (“ROIC”).

The GAAP results will be adjusted to exclude the non-cash impact of foreign exchange charges arising from the intra-company note between the U.S. and Canada.  The Executive Bonus Program will permit the Named Executives to earn up to 200% of target based on exceptional financial performance, as indicated by these three metrics.  The Named Executives may receive a bonus below target if financial performance falls short of the targets but still exceeds a minimum threshold; no bonuses will be paid if threshold levels of performance are not achieved.

Fiscal Year 2013 Long-Term Equity Incentive Plan

Our long-term equity incentive plan, currently implemented through our Amended 2008 Incentive Plan, is designed to provide long-term retention incentives for the Named Executives and other participants, and also to create an alignment between the interests of plan participants and those of our stockholders because appreciation in the stock price of our shares will benefit both our stockholders and plan participants.  Under the Amended 2008 Incentive Plan, the Compensation Committee may issue long-term equity incentive awards that require, as a condition to vesting, the attainment of one or more Performance Targets specified by the Committee from the list of possible financial and operational Performance Metrics specified in the plan.

After we had reported our financial results for fiscal year 2013, the Compensation Committee considered the potential vesting of the tranches of the time- and performance-based restricted stock awards that had previously been granted to each Named Executive and were scheduled to vest in 2014 if the net income performance target for 2013 had been met.  Because we reported net income for fiscal year 2013 of $247.2 million, which was below the threshold net income target, the Compensation Committee concluded that none of those tranches of time- and performance-based awards would vest.

March 2013 Redesign of Equity Incentive Awards

From time to time, the Compensation Committee has reviewed the design of our incentive compensation arrangements, particularly the financial metrics used as performance incentives.  The primary goal of these reviews has been to keep pace with evolving best practices and to assure that our senior executives and key managers are incentivized to produce financial and operating results, both annually and over the longer term, that are aligned with the best interests of our stockholders and the enhancement of long-term stockholder value.  In addition, over the past several years, we have begun a process of more active engagement with our institutional investors regarding pay-for-performance and other issues.  During that engagement, we received feedback that, to further motivate our executives to take actions that would enhance stockholder value, we should more closely align our equity awards with a total stockholder return performance metric.

Prior to 2013, Named Executive vesting of performance-based restricted stock awards was subject to achievement of only a single financial performance target, annual net income, the same target used under the annual cash bonus plan.  In addition, while the awards were denominated in shares, there was no metric related directly to stockholder return.  Although each award consisted of four tranches that vested over four years, each tranche vested annually based on an annual performance target, and, as a result, the awards did not provide the same incentives and benefits provided by awards that vest at the end of a multi-year performance period.  In addition, those restricted stock awards had an “all-or-nothing” design, with no incentive for superior performance.

In response to investor recommendations as well as recent trends in compensation and evolving best practices, in 2012, the Compensation Committee determined to reexamine the structure of its executive long-term equity incentives.  At that time, the Compensation Committee directed management to work with outside advisors to develop alternatives for additional long-term incentive performance metrics for the Committee’s consideration.  Following an iterative process of review and evaluation that included the Compensation Committee, management, Cook and Towers Watson, a new design for our executive long-term equity incentive plan was adopted by the Committee in March 2013.  As before, 50% of each award would be subject to time-based vesting only and 50% would be subject to both time-based vesting and performance-based vesting (issued as tandem grants).  However, the new design conditioned vesting of performance-based restricted stock unit awards on two different metrics that would be determined over longer performance periods.  Specifically, the March redesign provided that the performance-based grants would vest at the end of a three-year vesting period based on dual performance criteria:  the extent to which we achieved (i) a net income target measured on a cumulative basis over a two-year performance period for the fiscal year of the date of grant and the next fiscal year, and (ii) a relative TSR target, based on meeting or exceeding the TSR of the Russell 3000 index, measured over a three-year performance period for the three fiscal years immediately preceding the vesting date.  The time- and performance-based restricted stock units allow recipients to earn share levels up to 200% of target based on exceptional financial (net income) performance; however, share payouts may not exceed 100% of target unless the relative TSR equals or exceeds the comparative composite index.  Recipients may receive shares below target if financial performance falls short of the net income target but still exceeds a minimum threshold.

March 2013 Equity Incentive Awards

The Compensation Committee considers at least annually whether to approve specific long-term equity awards to our Section 16 Officers based on the recommendations of the CEO (except with respect to his own awards).  When determining awards, the Compensation Committee considers factors such as the individual’s position with us, his or her prior and expected future performance and responsibilities, our retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that compete with us for executive and managerial talent.  The Compensation Committee also considers the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with us for business and executive talent.  The Amended 2008 Incentive Plan does not state a formulaic method for weighing these factors, nor does the Compensation Committee employ one.

In determining the appropriate size of the restricted stock unit awards to be made to each of the Named Executives (other than the CEO), the Compensation Committee asked Towers Watson to develop competitive grant ranges for long-term incentive awards utilizing the comparative market data presented in the 2013 Towers Watson Report and other sources. In market comparisons performed by Towers Watson, long-term incentives were at or under the 50th percentile. Towers Watson also reviewed the value, dilutive and cost impact, performance criteria and vesting of the long-term incentive awards as well as considered the prior year’s grant levels.  Competitive grant ranges for the Named Executives were developed around the midpoint of the market for comparison purposes.  With these ranges in hand, the Compensation Committee, with the assistance of senior management, considered the aggregate projected accounting cost of the indicated equity grants to the Named Executives.  The Compensation Committee also considered each Named Executive’s total gain on all equity awards previously granted and the existing equity ownership of each Named Executive, with particular attention paid to the value of unvested awards in light of their retention value.  In addition, the Committee took into account the performance by each of the Named Executives and the extent of their potential for longer-term contributions to our future success.

In addition, to ease the transition to the new performance metrics and to provide additional employee incentives during the extended vesting period of the new awards, the Committee also approved certain transition equity awards of restricted stock units, subject to time-based vesting only, that will vest over a two-year period, with one-third of the award vesting after the first year and the remaining two-thirds of the award vesting after the second year.  The Compensation Committee determined that these awards were a necessary component of executive compensation during this period to retain our senior leadership team and provide sufficient retention incentives in light of the extended vesting period of the new performance-based equity design as well as anticipated changes in leadership.

Based on the analysis discussed above, and on the recommendation of the CEO, the Compensation Committee approved the award of shares of restricted stock units to the Named Executives (other than Mr. Koffel) as reflected in the following table.  The Compensation Committee determined not to grant any further equity awards to Mr. Koffel in light of his equity award issued in connection with the renegotiation of his compensation arrangements in December 2011 as further discussed under “Compensation Arrangements With Martin M. Koffel.”  As required under SEC rules and ASC Topic 718, a portion of the previous awards are shown in the “Summary Compensation” table and the “Grants of Plan-Based Awards in Fiscal Year 2013” table as having been granted, for financial reporting purposes, in prior years.

MARCH 2013 EQUITY AWARDS

Name	Title	Time-Based Restricted Stock Units	Time- and Performance -Based Restricted Stock Units	Transition Restricted Stock Units
Martin M. Koffel	Chairman and Chief Executive Officer	—	—	—
H. Thomas Hicks	Executive Vice President and Chief Financial Officer	12,500	12,500	6,250
Gary V. Jandegian	Vice President, President – Infrastructure & Environment	12,500	12,500	6,250
William J. Lingard	President and Chief Operating Officer (former)*	12,500	12,500	6,250
Randall A. Wotring	Vice President, President – Federal Services	12,500	12,500	6,250

*	Mr. Lingard was appointed Executive Vice President and Chief Operating Officer in May 2013 and President and Chief Operating Officer in October 2013. He resigned in February 2014.

November Redesign of Equity Incentive Awards

Following our 2013 Annual Meeting, to better understand the meaning and implications of the 2013 say-on-pay vote, the Committee examined a review and recommendations prepared by Cook of the 2013 analysis of our say-on-pay proposal produced by Institutional Shareholder Services (“ISS”), a proxy advisory firm.  Moreover, as we sought to address the results of the say-on-pay vote, we intensified our outreach to and engagement with our major stockholders.  In the course of our discussions with investors, some of our institutional stockholders advocated that, in addition to maintaining compensation that is competitive, we modify our executive incentives to reflect new pay-for-performance objectives and to extend the performance periods from two to three years.  To that end, the Compensation Committee authorized Cook to undertake another review of our long-term equity incentive program, with the primary objective being to ensure that our senior executives were properly incentivized to produce financial and operating results intended to enhance stockholder value, both annually and over the longer term, and that their own interests were optimally aligned with the best interests of our stockholders.  In November 2013, after taking into account the concerns and recommendations expressed by our investors and considering recommendations from Cook, the Committee adopted another redesign of our senior executive long-term equity incentive program.

Generally, under the redesigned program, the time-based restricted stock unit awards will vest in equal annual tranches over a three-year period from the date of grant.  In response to investor recommendations, the performance period was extended and the performance metrics were modified.  The time- and performance-based restricted stock unit awards will vest at the end of a three-year vesting period based on three performance criteria:

•
50% based on our achievement of a net income target measured on a cumulative basis over a three-year performance period for the three fiscal years immediately preceding the vesting date, as approved by the Committee for that period;

•
50% based on our achievement of a target ROIC, defined as after tax operating income divided by the sum of average net debt and total stockholders’ equity for the applicable period measured on an average basis over a three-year performance period for the three fiscal years immediately preceding the vesting date, as approved by the Committee for that period; and

•
our achievement of a relative TSR target, based on meeting or exceeding the TSR of the Russell 3000 index, measured over a three-year performance period for the three fiscal years immediately preceding the vesting date.

The performance-based RSUs will permit senior executives to earn share levels up to 200% of target based on exceptional financial performance as indicated by the net income and ROIC metrics; however, share payouts may not exceed 100% of target unless the relative TSR equals or exceeds the comparative composite index.  Senior executives may receive shares below target if financial performance falls short of the targets but still exceeds a minimum threshold.

November 2013 Equity Incentive Awards

In connection with the approval of the redesigned equity incentive award program as well as the promotions approved at that time in connection with the Board’s executive succession plans, on November 19, 2013, the Compensation Committee also approved certain equity awards under the amended 2008 Plan for promotional and retention purposes.  These awards are either 100% time-based or 100% time- and performance-based.  In light of Mr. Lingard’s promotion in October 2013 to President and Chief Operating Officer, the Committee approved an award to Mr. Lingard (along with a number of other senior executives) of restricted stock units that were subject to time- and performance-based vesting only, based on the new long-term equity incentive plan metrics described above, with respect to our performance in fiscal years 2014, 2015 and 2016.  Because the three-year net income and ROIC targets were not determined by the Committee and communicated until 2014 (after the 2014 annual financial plan had been approved by the Board), the performance-based awards approved in November 2013 are deemed, for accounting purposes, to have been granted in 2014 and, therefore, in accordance with SEC rules, are not reflected in the “Summary Compensation” table for 2013.

In addition, in connection with his May 2013 promotion to Executive Vice President and Chief Financial Officer and to provide retention incentives, Mr. Hicks was granted a restricted stock unit award that was subject to time-based vesting only and that will vest in full on June 1, 2015, contingent only on his continued employment.  To provide additional retention incentives, Messrs. Jandegian and Wotring were granted restricted stock units, subject to time-based vesting only that will vest in equal annual tranches over a three-year period with an initial vesting date of May 1, 2015.

NOVEMBER 2013 EQUITY AWARDS

Name	Title	Time-Based Restricted Stock Units	Time- and Performance-Based Restricted Stock Units
Martin M. Koffel	Chairman and Chief Executive Officer	—	—
H. Thomas Hicks	Executive Vice President and Chief Financial Officer	35,000	—
Gary V. Jandegian	Vice President, President – Infrastructure & Environment	10,000	—
William J. Lingard	President and Chief Operating Officer (former)*	—	55,000
Randall A. Wotring	Vice President, President – Federal Services	10,000	—

*	Mr. Lingard resigned in February 2014.

The Compensation Committee believes that the redesign of the long-term equity incentive plan is consistent with best practices and provides an incentive for performance both annually and over the longer term.  Using relative TSR as a metric over a three-year performance period should also serve to align the interests of executives with the long-term interests of our stockholders.  If recipients achieve the net income and ROIC performance target, their shares will vest at 100% of the target level at the end of the three years.  Recipients may receive shares below target if financial performance falls short of the net income or ROIC targets but still exceeds a minimum threshold.  To provide an additional performance incentive, the awards will permit recipients to earn share levels up to 200% of target based on exceptional financial (net income or ROIC) performance; however, share payouts may not exceed 100% of target unless relative TSR equals or exceeds the comparative composite index.  That is, achievement of a threshold level of relative TSR acts as a “gate” for above-target payouts, ensuring that plan participants will not receive an above-target payout when stockholder returns are below market over the same period.  The Compensation Committee believes that this design is more consistent with industry norms and will help to retain and incentivize existing employees and attract new talent.

Compensation Arrangements With Martin M. Koffel

Under the terms of Mr. Koffel’s employment agreement with us as in effect at the beginning of 2011, Mr. Koffel was scheduled to retire on June 1, 2012.  Based on the expressed desire of the Board to induce Mr. Koffel to extend his retirement date for a number of years, and Mr. Koffel’s indication that he might be amenable to such an extension, the Compensation Committee initiated negotiations with Mr. Koffel in 2011 regarding the terms on which he would be willing to extend his retirement date.

In connection with the 2011 negotiations, the Compensation Committee engaged Towers Watson to prepare a comprehensive report summarizing and analyzing the then-existing and proposed compensation arrangements with Mr. Koffel.  Towers Watson compared the compensation packages paid to the chief executive officers reflected in the market data it had collected from the same source as the 2011 Towers Watson Report, using the same peer group, and concluded that Mr. Koffel’s annual base compensation, total cash compensation and total direct compensation (including the annualized value of equity grants) would approximate the market median relative to the comparative market data when the proposed equity grants are annualized over the two-year extension term under discussion.

In addition, the Compensation Committee reviewed at various times tally sheets showing Mr. Koffel’s current and proposed compensation, which included data regarding salary, bonus, long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to Mr. Koffel and the cost to us of all perquisites and other personal benefits, the earnings and accumulated payout obligations under the non-qualified deferred compensation program, and the actual projected payout obligations under the SERP and under several potential severance and change-in-control scenarios.

When considering the extension of Mr. Koffel’s retirement date and compensation arrangements, the Compensation Committee did not rely solely on the quantitative data presented in the Towers Watson report and the tally sheets, but also considered numerous qualitative factors, including that his experience and proven leadership skills remain critically important as we continue to execute our operational and growth strategies and integrate our recent acquisitions.  In addition, Mr. Koffel’s knowledge, perspective and executive mentoring abilities were deemed essential to the Board’s ongoing executive succession planning efforts, which contemplate the identification of Mr. Koffel’s successor as Chief Executive Officer.

Based on the Compensation Committee’s analysis and balancing of the above quantitative and qualitative factors, the Board concluded that extending Mr. Koffel’s retirement date to June 1, 2014 (or a later mutually agreed date) and continuing his employment agreement per the following amended terms during this period was in our best interest and the best interests of our stockholders.  Accordingly, on December 13, 2011, an amendment to Mr. Koffel’s employment agreement (the “Amendment”) and the related restricted stock grant to Mr. Koffel were approved by the Board, on the recommendation of the Compensation Committee, the material terms of which are as follows:

•
Modified Annual Cash Compensation Arrangements.  In connection with the extension of Mr. Koffel’s retirement date and as an incentive for his continued performance, commencing with the first day of fiscal 2012, Mr. Koffel’s annual base salary was increased from $1 million to $1.1 million, and his target annual cash performance bonus (payable upon achievement of predefined financial performance targets established by the Compensation Committee at the beginning of the fiscal year) was increased from 125% to 150% of his annual base salary.

•
New Equity Grant.  As of April 1, 2012, none of Mr. Koffel’s previous equity awards would have been subject to further vesting.  To provide further retention and performance incentives, Mr. Koffel was granted a restricted stock award of 200,000 shares of URS common stock under our 2008 Equity Incentive Plan on January 2, 2012.  These restricted shares were schedule to vest as follows:

o
On each of May 1, 2013 and May 1, 2014, 50,000 shares of restricted stock will vest, provided in each case that Mr. Koffel’s continuous service has not terminated prior to the vesting date.  Vesting of any of these shares that remain unvested will accelerate, and the shares will vest in full, in the event of Mr. Koffel’s retirement, his death or disability, his termination by us without cause before June 1, 2014, or his resignation for good reason or termination by us without cause within two years following a change in control (as such events are described in the Amendment).

o
On each of May 1, 2013 and May 1, 2014, 50,000 shares of restricted stock will vest, provided in each case that Mr. Koffel’s continuous service has not terminated prior to the vesting date and we have met our net income goal for the preceding fiscal year, as established by the Compensation Committee during the first quarter of that fiscal year, and as confirmed by the Compensation Committee after the audited financial results for the fiscal year have been prepared.  (As noted above, the tranche that was scheduled to vest on May 1, 2013, did not vest and was forfeited because the net income goal was not met.)  Vesting of any of these shares that remain unvested (and have not been canceled due to failure to achieve the net income goal for the preceding fiscal year) will accelerate, and the shares will vest in full, in the event of Mr. Koffel’s termination by us without cause or his resignation for good reason within two years following a change in control, or his death or disability.  However, no accelerated vesting of these shares will occur in the event of Mr. Koffel’s retirement, or his termination by us without cause in the absence of a change in control.

•
Elimination of Tax Gross-ups. Consistent with the Compensation Committee’s policy, the Amendment eliminated prior provisions for tax gross-ups in connection with payment of all income and employment taxes on disability and life insurance reimbursement payments and for excise taxes on payments and benefits deemed to be “parachute payments” under the Code.  The Amendment also provides that, in the event that any excise tax would otherwise be payable by Mr. Koffel on any “parachute payments,” then the amount of those parachute payments to Mr. Koffel may instead be reduced to eliminate or minimize any required excise tax payment in the manner specified, a provision known as a “best after tax provision.”

•
Imposition of “Double Trigger” in Connection with Change-in-Control Severance Benefits.  Consistent with the Compensation Committee’s policy, the Amendment imposed additional conditions on Mr. Koffel’s eligibility to receive change-in-control severance benefits.  Prior to the Amendment, Mr. Koffel was eligible to receive specified severance benefits upon the occurrence of a “single trigger” event, that is, in the event of his departure for any reason within two years following a change in control.  The Amendment provides that these change-in-control severance benefits will now become payable to Mr. Koffel only in the event that within two years following a change in control he resigns for “good reason” (as defined in the Amendment) or his employment is terminated by us without “cause,” in each case as defined in the Amended Agreement.

•
Modified Severance Arrangements.  As consideration for the elimination of Mr. Koffel’s tax gross-up benefits and the imposition of the “double trigger” requirement for change-in-control severance benefits, the Amendment increased from $5 million to $6.75 million the cash amount payable to Mr. Koffel upon his retirement, resignation, death, disability or termination without cause (not in connection with a change in control).

Under the terms of the Cooperation Agreement with JANA, Mr. Koffel may, in his sole discretion, continue as our Chief Executive Officer, Chairman of the Board and a director until the Board appoints a new Chief Executive Officer, anticipated to be prior to the end of 2014, at which time Mr. Koffel will resign from those positions.  The terms of his existing employment agreement, as negotiated and amended in 2011, will continue in effect until his resignation.

Tax Gross-Up Payments

The Compensation Committee’s policy related to tax gross-ups in connection with our compensation practices is as follows:

•
We will not enter into any future employment or similar compensatory agreements that obligate us to provide tax gross-up payments intended to offset the cost of excise taxes that could be imposed if any severance payments provided to Section 16 Officers are considered “excess parachute payments” subject to excise tax under Section 4999 of the Code.

•	We will not provide future tax gross-up payments in connection with perquisites provided to the Named Executives.

Severance and Change-in-Control Provisions

We have entered into employment agreements with each of our Named Executives that contain severance and change-in-control provisions, the terms of which are described below in the section entitled “Potential Payments Upon Termination or Change in Control.”  We believe severance is appropriate under certain termination scenarios in order to allow us to provide Total Compensation packages that are competitive.  In addition, during a potential change in control, we do not want our executives to leave to pursue other employment opportunities due to concerns about their job security or to be distracted by those concerns and consequently less effective in performing their jobs.  We believe that including severance benefits in employment agreements, or stand-alone change-in-control agreements that provide for severance benefits in the event that an executive’s employment is terminated as a result of a change in control, is an effective way to enable the Named Executives to focus on the best interests of our stockholders in those circumstances.  All agreements with the Named Executives require a “double trigger” of both a change in control and a termination of employment before any benefits are paid.

Perquisites and Other Employee Benefits

We generally take a conservative approach to perquisites and provide few perquisites to our Named Executives, all of which are intended to minimize distractions, improve job efficiency and allow the Named Executives to concentrate on our business.  An item is not considered to be a perquisite if it is integrally and directly related to the performance of the executive’s duties.  We generally do not provide personal lifestyle perquisites, such as country club memberships, vacation units, personal use of aircraft, personal entertainment accounts, or similar perquisites.  The perquisites awarded to Named Executives have been quantified in the “Summary Compensation” table and are identified in the footnotes to the table.

Mr. Koffel generally receives the same benefits provided to all our Named Executives.  However, due to specific physical incidents and threats relating to the personal security of Mr. Koffel and his family, attributable, we believe, to the nature of some of our business activities or those of some of our clients, which draw hostile attention and sometimes violent protests from various extreme groups, the Board for many years has required Mr. Koffel to maintain personal security at our expense.  The nature and extent of these security services are based on the recommendation of an independent third-party consulting firm, and consist primarily of the services of highly trained and skilled security professionals provided by an outside vendor.  The security services are reviewed periodically with our Compensation Committee to ensure that they provide appropriate levels of safety, security and accessibility for Mr. Koffel and safety and security for his family where appropriate.  We believe that these security services are a necessary business-related expense and are not provided to Mr. Koffel with compensatory benefit or intent; however, interpretations by the staff of the SEC require that the incremental cost of these services provided for the protection of Mr. Koffel and his family outside of our offices and normal business hours be disclosed as perquisites and reflected as part of his compensation.  In 2013, the aggregate reportable cost of these security services was $559,402.  Based on informal surveys, we believe that many of our peers provide similar services to senior executives through personnel on their own payrolls rather than from outside vendors and so do not account for or disclose those costs as perquisites.  However, we believe that our approach is preferable because it is more transparent to stockholders, more appropriate from an accounting perspective and more consistent with SEC guidance.

All of our Named Executives are eligible to receive standard benefits such as medical, dental, vision, disability and life insurance and participation in our 401(k) plan.  Mr. Koffel’s employment agreement requires us to provide Mr. Koffel with supplemental life and disability insurance benefits.  In addition, Mr. Koffel and his dependents are entitled, during the 18-month period beginning on the date of termination of his employment, to continue, at our expense, to participate in our life, disability and health insurance programs.  Following such 18-month period, Mr. Koffel and his dependents will be entitled to continue to participate in our health insurance programs at our active group rates, but at Mr. Koffel’s expense.  This benefit will be extended to Mr. Koffel’s wife during her lifetime following Mr. Koffel’s death.  Mr. Koffel also continues to benefit from a Supplemental Executive Retirement Agreement (the “SERP”) originally entered into in 1999, and subsequently amended.  See “Pension and Retirement Benefits” below.

Tax Considerations

Section 162(m) precludes the deduction by a publicly held corporation of compensation paid to certain employees in excess of $1,000,000, with an exception for performance-based compensation if:

•	it is payable solely on account of the attainment of pre-established, objective performance goals;

•	the performance goals are established by a compensation committee comprised solely of two or more “outside directors”;

•	the material terms of the performance goals under which the compensation is to be paid are disclosed to and approved by stockholders before payment; and

•	the Compensation Committee certifies that the performance goals have been satisfied before payment.

Our primary objective in designing and administering our compensation policies and programs is to competitively compensate our senior executives and other employees, to incentivize them to achieve our operating and strategic goals and, in so doing, to enhance long-term stockholder value.  Where possible and appropriate, the Compensation Committee seeks to structure our programs so that the compensation paid will be tax deductible to us.  Specifically, annual bonuses paid under our Bonus Plan, and a substantial portion of stock awards that are subject to performance-based vesting conditions are intended and administered to qualify as performance-based compensation under Section 162(m).  However, to maintain flexibility for compensating our executives and other employees in a manner consistent with our overall goals and compensation philosophy, the Compensation Committee has not adopted a policy requiring all compensation to be tax deductible.

Assessment of Risk under our Compensation Policies and Practices

In March 2013, our Compensation Committee reviewed, with assistance from its compensation consultant, Towers Watson, our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks.  Later that year, leading up to the new incentive program designs approved in November 2013, our Compensation Committee engaged Cook to help the Committee assess the risks related to the redesigned compensation programs and policies.  To assist the Compensation Committee in its evaluation for 2013, Cook discussed the impact of our current compensation policies and practices as they relate to potential enterprise risk.  Based on this input, our Compensation Committee considered, among other things, the structure, philosophy, design characteristics and performance metrics of our primary incentive compensation plans and programs, including those operating at the division level, in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives.  Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Stock Ownership Guidelines

In March 2011, we adopted the Amended and Restated Stock Ownership Guidelines for our executive officers, including the Named Executives.  The purpose of the Guidelines, as applied to our executive officers, is to encourage our executive officers to voluntarily maintain a level of share ownership sufficient to demonstrate their commitment to our long-term success and to continue to align their own interests with the interests of our stockholders, consistent with our commitment to sound corporate governance.  The Guidelines are determined as a multiple of each executive’s annual base salary, and then converted to a fixed number of shares of our common stock based on the closing stock price as of the date of determination.  The respective multiples are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	5 times
Chief Financial Officer, General Counsel and Divisional Presidents	3 times
Other Executive Officers	2 times

Our executive officers are encouraged to hold at least the number of shares of our common stock that satisfy the Guidelines as of the first day of each of our fiscal years.  When individuals first become executive officers, or are promoted to positions with a higher base salary multiple under the Guidelines, then those executive officers are encouraged to satisfy the Guidelines, or the higher multiple under the Guidelines, within five years of the date of their promotion.  Shares that count toward satisfaction of these Guidelines include the following:  shares owned outright by the executive officer or his or her immediate family members residing in the same household; shares held in trust for the benefit of the executive officer or his or her immediate family members; restricted stock granted under our equity incentive plans; shares acquired upon stock option exercise; and shares purchased in the open market.

The following table sets forth the number of shares and value of our common stock, within the meaning of the Guidelines, held by each Named Executive as of April 7, 2014, and the multiple that such shares represent of the Named Executive’s 2013 base salary.  This table indicates that, as of April 7, 2014, each of our Named Executives (other than Mr. Lingard, who resigned in February 2014) satisfied our Guidelines.

Named Executive	Share Ownership (1)	Share Ownership Value (1)	2013 Base Salary	Equity Ownership Value as of Multiple of Fiscal Year 2013 Base Salary
Martin M. Koffel	198,840	$9,415,074	$1,100,000	8.56
H. Thomas Hicks	179,138	$8,482,184	$700,000	12.12
Gary V. Jandegian	116,500	$5,516,275	$690,000	7.99
Randall A. Wotring	150,393	$7,121,109	$630,000	11.30

(1)	Based on an April 7, 2014 share ownership date and a closing share price of $47.35.

Our equity incentive programs are discussed in further detail in “Compensation Discussion And Analysis,” and the equity awards of each Named Executive are set forth under the “Outstanding Equity Awards As Of The End Of Fiscal Year 2013” table.

SUMMARY OF COMPENSATION

The following table sets forth information for fiscal years 2013, 2012 and 2011 regarding compensation awarded or paid to or earned by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (collectively, the “Named Executives”) at January 3, 2014.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (3)	Total ($)
Martin M. Koffel; Chairman of the Board; Chief Executive Officer; President	2013	$1,121,162	—		$2,357,500	—	$167,534		$761,799	$4,407,995
	2012	$1,100,008	—		$5,684,500	$2,466,768	$40,979	(4)	$699,888	$9,992,143
	2011	$1,000,002	—		$2,263,500	$1,348,752	$987,674	(4)	$799,212	$6,399,140
H. Thomas Hicks; Chief Financial Officer; Vice President	2013	$696,102	—		$3,671,981	—	—		$56,954	$4,425,037
	2012	$647,759	—		$907,690	$968,400	—		$30,082	$2,553,931
	2011	$606,258	—		$888,383	$654,152	—		$25,400	$2,174,193
Gary V. Jandegian; Vice President; President, Infrastructure & Environment	2013	$694,402	—		$2,375,231	—	—		$32,487	$3,102,120
	2012	$659,243	—		$907,690	$246,119	—		$19,198	$1,832,250
	2011	$626,262	—		$888,383	$633,486	—		$13,001	$2,161,132
William J. Lingard; President & Chief Operating Officer (Former) (5)	2013	$720,131	$497,808	(6)	$1,650,250	—	$245		$63,708	$2,932,142

Randall A. Wotring; Vice President; President, Federal Services	2013	$628,093	—		$2,375,231	—	—	(7)	$45,948	$3,049,272
	2012	$585,510	—		$907,690	$1,097,246	$158,919		$28,934	$2,778,299
	2011	$555,017	—		$873,127	$1,007,911	$77,409		$25,230	$2,538,694

(1)
Represents the aggregate grant date fair value of restricted stock and restricted stock units.  The grant date of an award is determined in accordance with FASB ASC Topic 718.  Performance-based awards are accounted for as if they were fully vested, the probable outcome at the date of grant.  See the “Grants of Plan-Based Awards In Fiscal Year 2013” table for further information regarding the fair value of restricted stock and restricted stock units granted in 2013.  No stock options were granted in fiscal years 2011, 2012 or 2013.

(2)
Reflects cash awards to the Named Executives under our fiscal years 2013, 2012 or 2011 Bonus Plans as discussed in further detail under the heading, “Executive Compensation—Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2013 Target Bonuses and Performance Targets.”

(3)	The following table reflects the incremental costs of perquisites and other benefits for fiscal year 2013 included in the All Other Compensation column in the “Summary Compensation” table for Messrs. Koffel, Hicks, Jandegian, Lingard, and Wotring.

ALL OTHER COMPENSATION TABLE IN FISCAL YEAR 2013

Name of Executive	Auto, Parking & Misc. Expenses	Security and Personal Protection (a)	Company-Paid Life and Disability Insurance Premiums		Relocation & Temp Living Expense	Legal Expenses & Financial Planning	Company Contributions to 401(k) Plan	Flint Supplemental Pension Payout	Dividends	Total ($)
Martin M. Koffel	$26,400	$559,402	$66,022	(b)	—	$3,875	$5,100	—	$101,000	$761,799
H. Thomas Hicks	$29,865	—	$1,372	(c)	—	—	$5,100	—	$20,617	$56,954
Gary V. Jandegian	$5,400	—	$1,370	(c)	—	—	$5,100	—	$20,617	$32,487
William J. Lingard	$11,115	—	$898	(c)	$15,898	—	$17,033	$12,689	$6,075	$63,708
Randall A. Wotring	$15,000	—	$1,916	(c)	—	—	$8,415	—	$20,617	$45,948

(a)
For Mr. Koffel, this amount represents the expense needed to maintain personal security services to ensure the safety, security and accessibility of Mr. Koffel and the safety and security of his family where appropriate, as required by the Board in light of business-related security incidents and threats.  See “Perquisites and Other Employee Benefits” above.

(b)	Consists of life and disability insurance premiums.
(c)	Amount paid for group term life and disability insurance premiums.

(4)
Includes a revision in the actuarial methodology for calculating Mr. Koffel’s deferred retirement benefit to exclude effects during the deferral period for mortality and the value of benefits that would have been received reducing the present value of Mr. Koffel’s fiscal years 2011 and 2012 accumulated retirement benefit to $15,500,345 and $16,097,522,respectively.

(5)
Mr. Lingard joined us as Corporate Vice President and President of the Oil & Gas Division in 2012. He was appointed Executive Vice President and Chief Operating Officer in May 2013 and President and Chief Operating Officer in October 2013.  He resigned from all positions in February 2014.

(6)	The Cash bonus payable under an arrangement between Mr. Lingard and Flint Energy Services Ltd., which was entered into prior to our acquisition of Flint in May 2012.
(7)	Due to an increase in the discount rate used to measure the actuarial present value since the end of fiscal year 2013, the overall combined change in the actuarial present pension value of the accumulated benefit for Mr. Wotring for fiscal year 2013 was a decrease of $39,792. Further detail is included under the “Pension Benefits In Fiscal Year 2013” table.

The following table sets forth information regarding non-equity and equity awards granted to the Named Executives in fiscal year 2013.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2013

Name	Grant Date (1)	Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)				Estimated Future Payouts Under Equity Incentive Plan Awards (#) (3)				All Other Stock Awards: Number of Shares of Stock (#) (4)	Grant Date Fair Value of Stock Awards (5)
			Threshold ($)		Target ($)	Maximum ($)	Threshold ($)		Target ($)	Maximum ($)
Martin M. Koffel		3/27/2013	$11,000	(6)	$1,650,000	$3,300,000	—		—	—	—	—
	3/27/2013	1/2/2012	—		—	—	—		50,000	50,000		$2,357,500
H. Thomas Hicks		3/27/2013	$4,667	(6)	$700,000	$1,400,000	—		—	—	—	—
	3/27/2013	3/27/2013	—		—	—	—		—	—	6,250	$294,688
	3/27/2013	3/27/2013	—		—	—	—		—	—	12,500	$589,375
	3/27/2013	3/27/2013	—		—	—	3,125		12,500	25,000	—	$589,375
	3/27/2013	5/23/2012	—		—	—	—		3,125	3,125	—	$147,344
	3/27/2013	5/25/2011	—		—	—	—		2,500	2,500	—	$117,875
	3/27/2013	5/26/2010	—		—	—	—		2,500	2,500	—	$117,875
	11/19/2013	11/19/2013	—		—	—	—		—	—	35,000	$1,815,450
Gary V. Jandegian		3/27/2013	$4,600	(6)	$690,000	$1,380,000	—		—	—	—	—
	3/27/2013	3/27/2013	—		—	—	—		—	—	6,250	$294,688
	3/27/2013	3/27/2013	—		—	—	—		—	—	12,500	$589,375
	3/27/2013	3/27/2013	—		—	—	3,125		12,500	25,000	—	$589,375
	3/27/2013	5/23/2012	—		—	—	—		3,125	3,125	—	$147,344
	3/27/2013	5/25/2011	—		—	—	—		2,500	2,500	—	$117,875
	3/27/2013	5/26/2010	—		—	—	—		2,500	2,500	—	$117,875
	11/19/2013	11/19/2013	—		—	—	—		—	—	10,000	$518,700
William J. Lingard		3/27/2013	$5,333	(6)	$800,000	$1,600,000	—	(7)	—	—	—	—
	3/27/2013	3/27/2013	—		—	—	—		—	—	6,250	$294,688
	3/27/2013	3/27/2013	—		—	—	—		—	—	12,500	$589,375
	3/27/2013	3/27/2013	—		—	—	3,125		12,500	25,000	—	$589,375
	3/27/2013	5/14/2012	—		—	—	—		3,750	3,750	—	$176,813
Randall A. Wotring		3/27/2013	$4,200	(6)	$630,000	$1,260,000	—		—	—	—	—
	3/27/2013	3/27/2013	—		—	—	—		—	—	6,250	$294,688
	3/27/2013	3/27/2013	—		—	—	—		—	—	12,500	$589,375
	3/27/2013	3/27/2013	—		—	—	3,125		12,500	25,000	—	$589,375
	3/27/2013	5/23/2012	—		—	—	—		3,125	3,125	—	$147,344
	3/27/2013	5/25/2011	—		—	—	—		2,500	2,500	—	$117,875
	3/27/2013	5/26/2010	—		—	—	—		2,500	2,500	—	$117,875
	11/19/2013	11/19/2013	—		—	—	—		—	—	10,000	$518,700

(1)	The Approval Date reflects the Board or Compensation Committee authorization date, while the Grant Date reflects the date determined for financial reporting purposes under FASB ASC Topic 718.
(2)
These columns show the potential cash payouts for fiscal year 2013 for our Named Executives if they fulfilled their individual performance targets established by our 2013 Bonus Plan, which is discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis — Bonus Plan; Fiscal Year 2013 Target Bonuses and Performance Targets.”  Actual payouts were dependent on fulfilling pre-established annual performance goals and thus were completely at risk.  There were no 2013 Bonus Plan payouts for any Named Executives, as disclosed in the “Summary Compensation” table in the column entitled “Non-Equity Incentive Plan Compensation.”

(3)
This column shows, for awards with Approval Dates prior to 2013, the single-year performance-based tranche of a multi-year restricted stock award calculated under FASB ASC Topic 718 subject to the fiscal year 2013 net income performance target as established for these tranches on the Grant Date.  Because the Compensation Committee determined that the fiscal year 2013 net income performance target for those tranches was not met, those tranches did not vest. For further discussion, see “Compensation Discussion and Analysis — Fiscal Year 2013 Long-Term Equity Incentive Plan.”  Awards with Approval Dates prior to 2013 and performance targets based solely on fiscal year 2013 net income did not include threshold or maximum amounts. Restricted stock unit awards with Approval Date 3/27/2013 are subject to a two-year performance period (fiscal years 2013 and 2014), with potential payouts ranging up to 200% of the target amount shown.

(4)	This column shows the aggregate time-based portion of multi-year restricted stock unit awards calculated under FASB ASC Topic 718. The aggregate number of shares of restricted stock units will vest if the Named Executive is still employed by us at a given vesting date. Additional vesting schedule details for this year’s grants are provided in the “Outstanding Equity Awards as of the End of Fiscal Year 2013” table footnotes, which follow this table.

(5)	Represents the full grant date fair value as calculated under FASB ASC Topic 718 for financial reporting purposes and assumes the vesting of all time-based and 100% target level of performance-based shares granted.

(6)	Based on exceeding a minimum threshold of 85% of the Performance Target by 0.1%.
(7)	In accordance with SEC rules, does not reflect a time- and performance-based restricted stock unit award for 55,000 shares that was approved in November 2013 but, because the targets were not determined until 2014, is deemed, for accounting purposes, to have been granted in 2014.

No stock options were granted to the Named Executives in 2013.  All restricted stock and restricted stock unit awards were made under our Amended 2008 Incentive Plan. Performance-based restricted stock awards will vest as specified in Footnote 3 of the above table, provided that we have satisfied the pre-established performance goals set by the Compensation Committee for the immediately preceding fiscal year or years, and that the Named Executive has continued his employment with us to that date.  Time-based restricted stock and restricted stock unit awards will vest according to the vesting schedule details provided in the “Outstanding Equity Awards as of the End of Fiscal Year 2013” table footnotes, which follow this table, provided the Named Executive continues his employment with us.  Performance conditions for our cash and restricted stock are discussed in further detail under the heading, “Executive Compensation — Compensation Discussion and Analysis.”  Actual payouts for performance-based equity awards are dependent upon fulfilling pre-established annual or multi-year performance goals and thus are completely at risk.  The material terms of our employment agreements with the Named Executives are discussed under “Compensation Arrangements With Martin M. Koffel,” “Pension and Retirement Benefits” and “Potential Payments Upon Termination or Change in Control.”

The following table sets forth information regarding the outstanding equity awards held by our Named Executives at the end of fiscal year 2013.

OUTSTANDING EQUITY AWARDS AS OF THE END OF FISCAL YEAR 2013

	Option Awards				Stock Awards
Named	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Martin M. Koffel (3)	—	—	—	—	50,000	(3)	$2,622,000	50,000	(3)	$2,622,000
H. Thomas Hicks	—	—	—	—	2,500	(4)	$131,100	2,500	(4)	$131,100
	—	—	—	—	5,000	(5)	$262,200	5,000	(5)	$262,200
	—	—	—	—	9,375	(6)	$491,625	9,375	(6)	$491,625
	—	—	—	—	6,250	(7)	$327,750	—		—
	—	—	—	—	12,500	(8)	$655,500	12,500	(8)	$655,500
	—	—	—	—	35,000	(9)	$1,835,400	—		—
Gary V. Jandegian	15,000	—	$25.97	7/12/2014	2,500	(4)	$131,100	2,500	(4)	$131,100
	—	—	—	—	5,000	(5)	$262,200	5,000	(5)	$262,200
	—	—	—	—	9,375	(6)	$491,625	9,375	(6)	$491,625
	—	—	—	—	6,250	(7)	$327,750	—		—
	—	—	—	—	12,500	(8)	$655,500	12,500	(8)	$655,500
	—	—	—	—	10,000	(10)	$524,400	—		—
William J. Lingard	—	—	—	—	11,250	(6)	$589,950	11,250	(6)	$589,950
	—	—	—	—	6,250	(7)	$327,750	—		—
	—	—	—	—	12,500	(8)	$655,500	12,500	(8)	$655,500
	—	—	—	—	—		—	55,000	(11)	$2,884,200
Randall A. Wotring	—	—	—	—	2,500	(4)	$131,100	2,500	(4)	$131,100
	—	—	—	—	5,000	(5)	$262,200	5,000	(5)	$262,200
	—	—	—	—	9,375	(6)	$491,625	9,375	(6)	$491,625
	—	—	—	—	6,250	(7)	$327,750	—		—
	—	—	—	—	12,500	(8)	$655,500	12,500	(8)	$655,500
	—	—	—	—	10,000	(10)	$524,400	—		—

(1)
The market value of the stock awards is calculated by multiplying the closing market price of our common stock as of the last day of fiscal year 2013, which was $52.44, by the number of shares subject to the awards that have not vested.

(2)	Includes restricted stock that may contain a performance target that will be determined after fiscal year 2013 and thus may be deemed for accounting purposes to have been granted at a later date.
(3)
Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting.  One-half of the original 200,000 shares was scheduled to vest on May 1, 2014.  Only 50,000 of the originally scheduled 100,000 shares will actually vest, as the other 50,000 shares that were performance-based have been forfeited because the specified performance criteria were not met.  Does not include Mr. Koffel’s fully vested deferred restricted stock unit award of 50,000 shares, disclosed in the “NonQualified Deferred Compensation In Fiscal Year 2013” table.  In addition to the market value indicated above, each share will also have accumulated dividends payable on the date of vesting, the accrued dividend amount being $1.64 as of fiscal year end 2013.

(4)	Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting over four years. Does not include one-fourth of the original shares that were scheduled to vest on April 1, 2014; however, the time-and performance-based shares did not vest as the specified performance criteria were not met. The original grant share amounts were 20,000 for each of Mr. Hicks, Mr. Jandegian and Mr. Wotring. In addition to the market value indicated above, each share will also have accumulated dividends payable on the date of vesting, the accrued dividend amount being $1.64 per share as of fiscal year end 2013.

(5)	Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting over four years, with one-fourth of the original shares scheduled to vest on each of May 1, 2014 and 2015. Time-and performance-based shares vest only to the extent that specified performance criteria have been met, and these criteria were not met for the May 1, 2014 vesting date. The original grant share amounts were 20,000 for each of Mr. Hicks, Mr. Jandegian, and Mr. Wotring. In addition to the market value indicated above, each share will also have accumulated dividends payable upon the date of vesting, the accrued dividend amount being $1.64 per share as of fiscal year end 2013.

(6)	Amount reported represents restricted stock with fifty percent time-based and fifty percent time-and-performance-based vesting over four years, with one-fourth of the original shares scheduled to vest on each of May 1, 2014, 2015 and 2016. Performance-based shares vest only to the extent that specified performance criteria have been met, and these criteria were not met for the May 1, 2014 vesting date. The original grant share amounts were 30,000 for Mr. Lingard and 25,000 for each of Mr. Hicks, Mr. Jandegian, and Mr. Wotring. In addition to the market value indicated above, each share will also have accumulated dividends payable on the date of vesting, the accrued dividend amount being $1.44 per share as of fiscal year end 2013.

(7)	Amount reported represents restricted stock with time-based vesting over two years, with one-third of the original shares scheduled to vest on May 1, 2014 and two-thirds scheduled to vest on May 1, 2015. The original grant share amounts were 6,250 each for Mr. Lingard, Mr. Hicks, Mr. Jandegian, and Mr. Wotring. In addition to the market value indicated above, each share will also have accumulated dividends payable on the date of vesting, the accrued dividend amount being $0.63 per share as of fiscal year end 2013.

(8)	Amount reported represents restricted stock units with fifty percent time-based and fifty percent time-and-performance-based vesting. One-third of the time-based shares are scheduled to vest on each of May 1, 2014, 2015 and 2016. Performance-based shares have a single vesting date of May 1, 2016, and may vest up to 200% of the target value shown to the extent that the two-year 2013 and 2014 fiscal year specified performance criteria have been met as further disclosed in "Fiscal Year 2013 Long-Term Equity Incentive Plan.” The original grant share amounts were 25,000 for each of Mr. Lingard, Mr. Hicks, Mr. Jandegian and Mr. Wotring. In addition to the market value indicated above, each share will also have accumulated dividends payable on the date of vesting, the accrued dividend amount for these awards being $0.63 per share as of fiscal year end 2013.

(9)	Amount reported represents restricted stock units with time-based vesting with a single cliff vesting date of May 1, 2015. The original grant share amount for Mr. Hicks was 35,000. In addition to the market value indicated above, each share will also have accumulated dividends payable on the date of vesting, the accrued dividend amount being $0.21 per share as of fiscal year end 2013.

(10)	Amount reported represents restricted stock units with time-based vesting with one-third of the original amount vesting on each of May 1, 2015, 2016, and 2017. The original grant share amounts were 10,000 for each of Mr. Jandegian and Mr. Wotring. In addition to the market value indicated above, each share will also have accumulated dividends payable on the date of vesting, the accrued dividend amount being $0.21 per share as of fiscal year end 2013.

(11)	Amount reported represents restricted stock units with performance-based vesting with a single cliff vesting date of May 1, 2017. These performance-based shares may vest up to 200% of the target value shown, to the extent that the specified performance criteria over the three fiscal-year target period of 2014 - 2016 have been met as further disclosed in "Fiscal Year 2013 Long-Term Equity Incentive Plan. The original grant share amount for Mr. Lingard was 55,000. In addition to the market value indicated above, each share will also have accumulated dividends payable upon the date of vesting, the accrued dividend amount being $0.21 per share as of Fiscal Year End 2013. This award was approved by the Compensation Committee in November 2013 but, because the targets were not determined until 2014, is deemed, for accounting purposes, to have been granted in 2014.

The following table sets forth information regarding our Named Executives’ stock option exercises and vesting on restricted stock awards in fiscal year 2013.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Martin M. Koffel (4)	—	—	100,000	$4,493,000
H. Thomas Hicks (5)	—	—	10,400	$503,568
	—	—	11,250	$504,213
Gary V. Jandegian (6)	—	—	10,400	$503,568
	—	—	11,250	$504,213
William J. Lingard (7)	—	—	7,500	$335,475
Randall A. Wotring (8)	25,000	$483,750	10,400	$503,568
	—	—	11,250	$504,213

(1)
Amount reflects the product of the number of shares acquired upon exercise of options multiplied by the difference between the market value of the stock and the option exercise price.  Pursuant to the terms of the equity plans, market value is based on the closing price on the business day preceding exercise, as reported on the NYSE.

(2)	Reflects the number of shares vested prior to fulfilling tax withholding obligations.
(3)
Amount reflects the product of the number of shares vested multiplied by the market value of the stock, based on the closing price for the date prior to vesting as reported on the NYSE.  Amounts also include the value of dividends that have accumulated on these shares since the grant date and are payable upon the vesting date.

(4)	On May 1, 2013, Mr. Koffel became vested under his stock awards in 100,000 shares of common stock with a market price of $43.92.
(5)	On April 1, 2013, Mr. Hicks became vested under his stock awards in 10,400 shares of common stock with a market price of $47.41, and on May 1, 2013, in 11,250 shares of common stock with a market price of $43.92.

(6)	On April 1, 2013, Mr. Jandegian became vested under his stock awards in 10,400 shares of common stock with a market price of $47.41, and on May 1, 2013, in 11,250 shares of common stock with a market price of $43.92.

(7)	On May 1, 2013, Mr. Lingard became vested under his stock awards in 7,500 shares of common stock with a market price of $43.92.
(8)	On June 4, 2013, Mr. Wotring exercised his options to acquire 25,000 shares of common stock at an exercise price of $29.12. In addition, on April 1, 2013, Mr. Wotring became vested under his stock awards in 10,400 shares of common stock with a market price of $47.41, and on May 1, 2013, in 11,250 shares of common stock with a market price of $43.92.

PENSION AND RETIREMENT BENEFITS

The following table sets forth information regarding pension benefits for our Named Executives in fiscal year 2013.

PENSION BENEFITS IN FISCAL YEAR 2013

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Martin M. Koffel	Supplemental Executive Retirement Agreement	Not Applicable (1)	$16,306,035	—
H. Thomas Hicks	—	—	—	—
Gary V. Jandegian	—	—	—	—
William J. Lingard	—	—	—	—
Randall A. Wotring	URS Federal Services Defined Benefit Plan	33.9	$639,031	—

(1)
Per the terms of the supplemental executive retirement agreement, referenced below, the benefit is equal to 60% of his average annual compensation, not to exceed a base compensation of $950,000 and a target bonus of 120%, and is not directly related to credited service.

For Mr. Koffel, the present value of the accumulated benefit as of January 3, 2014 is based on the following data and assumptions:  (i) a benefit commencement date of January 3, 2014; (ii) Mr. Koffel’s birth date; (iii) 2013 plan year compensation of $2,090,000; (iv) a lump sum form of benefit; (v) an actuarial equivalence interest rate of 4.0% as of January 3, 2014; and (vi) an actuarial equivalent mortality table as prescribed in Code Section 417(e).  The benefit commencement date differs from our assumptions used in calculating FAS disclosures, because the SEC disclosure regulations specify that, where the plan does not define normal retirement age, the value of the benefits should be calculated using the earliest unreduced retirement age rather than any stated normal or expected retirement age.

For Mr. Wotring, the present value of the accumulated benefit as of January 3, 2014 is based on the following data and assumptions:  (i) a benefit commencement date of August 1, 2022; (ii) Mr. Wotring’s birth date; (iii) 2013 plan year compensation of $255,000; (iv) current service of approximately 33.9 years; (v) a discount rate of 5.20% as of January 3, 2014; and (vi) the RP2000 combined white collar mortality table projected to 2021.  At retirement, Mr. Wotring may choose to receive his benefit in one of the several forms of benefit available under the Plan, each of which is approximately actuarially equivalent to the others.  Furthermore, no pre-retirement decrements are assumed, as required under the SEC disclosure regulations.

Supplemental Executive Retirement Agreement

We have had long-standing retirement and termination arrangements with Mr. Koffel. In 1999, our Board approved special supplemental compensation for Mr. Koffel to recognize his significant contributions to our growth and success during the previous decade, to induce him to continue as CEO through his then-expected retirement at age 65 and to create incentives for him to continue to increase stockholder value.  This special supplemental compensation included, among other things, a SERP.  In September 2003, the SERP was amended to provide Mr. Koffel with an annual lifetime retirement benefit.  Benefits were based on Mr. Koffel’s final average annual compensation and his age at the time of his employment termination.  On December 7, 2006, the SERP was further amended and restated to (1) provide that, for purposes of calculating his final average annual compensation under the SERP, his base compensation would not exceed its then current rate of $950,000 and his target bonus would not exceed its then current rate of 120%, (2) modify provisions related to benefit payments in accordance with the requirements of Section 409A of the Code, and (3) clarify the provisions regarding the terms of lifetime health benefits to Mr. Koffel and his spouse.  On December 10, 2008, in connection with the extension of Mr. Koffel’s retirement date through June 1, 2012, the SERP was again amended to modify the timing of non-grandfathered benefit payments in accordance with the requirements of Section 409A of the Code and to further clarify the provisions regarding the terms of the lifetime health benefits to Mr. Koffel and his spouse.  Benefits under the SERP payable as a lump sum are computed based on actuarial assumptions for an annuity for the life of Mr. Koffel, with guaranteed payments for at least ten years.  Mr. Koffel may elect to receive his SERP benefits in the form of an annuity or lump sum payment upon his retirement, provided that the non-grandfathered portion of his SERP benefit will be paid in the form of a lump sum payment upon his retirement, subject to any required six-month delay under Section 409A of the Code.  The SERP also provides that Mr. Koffel and his spouse will be entitled to participate in our life, disability and health insurance programs at active employee group rates for the remainder of their lives.  We are obligated to deposit into a “rabbi trust” the lump sum value of Mr. Koffel’s retirement benefit, within 15 days of the earlier to occur of (1) a request to do so from Mr. Koffel and (2) Mr. Koffel’s termination of employment for any reason, including death.

Defined Benefit Plan For Eligible Federal Services Division Employees

The Federal Services Division maintains a noncontributory defined benefit plan (the “URS Federal Services Defined Benefit Plan”), a tax-qualified retirement plan, under which certain eligible Federal Services Division participants receive annual retirement benefits at the employee’s normal retirement age, which is calculated based on the employee’s year of birth.  The URS Federal Services Defined Benefit Plan was closed to new participants on June 30, 2003.  The employees who were eligible to participate were those employees who were hired by the Federal Services Division prior to June 30, 2003, and who were not in a position covered under certain contracts or in a unit of employment covered by a collective bargaining arrangement.  Participants become 100% vested in their accrued benefits upon the earlier of (i) five years of service or (ii) attainment of age 45 while employed by the Federal Services Division.

Under the URS Federal Services Defined Benefit Plan, the normal monthly retirement benefit generally is equal to the greater of:  (1) the sum of (a) the participant’s accrued benefits determined as of December 31, 2003 (calculated as 1/12th of (i) 0.85% of average annual compensation multiplied by the number of years of credited service, plus (ii) 0.75% of average annual compensation in excess of the social security tax base multiplied by the number of years of credited service), (up to a maximum of 35 years of credited service) and (b) for years beginning after December 31, 2003, 1/12th of (i) 0.65% of annual compensation for the year of calculation, plus (ii) an additional 0.65% of such annual compensation in excess of ½ of social security taxable wages (for these purposes, annual compensation does not include any amounts earned after participant completes 35 years of credited service); or (2) $70.83.  Compensation for purposes of the URS Federal Services Defined Benefit Plan generally means regular base salary (including deferrals made under our 401(k) plan, Section 125 flexible benefit plan and qualified transportation fringe benefit plan), commissions and severance pay, but excludes bonus, overtime pay, incentive pay reimbursements or other expense allowances or other adjustments, fringe benefits and any other type of special or nonrecurring pay.

Benefits may be received in the following forms:  single life annuity, 50%, 75% or 100% joint and survivor annuity, 120-month certain annuity, an annuity adjusted for social security payments or a lump sum (if benefits do not exceed $5,000).  Elections may be made prior to the date when the participant is scheduled to receive distributions, and certain elections may be subject to spousal consent.  If no election is made, the benefits will be distributed as a single life annuity (if the participant is single) or as a 50% joint and survivor annuity (if the participant is married).  A participant will receive his normal retirement benefit upon attainment of his normal retirement age, which generally is based upon the applicable social security retirement age (which for Mr. Wotring is approximately age 66), unless early retirement benefits are elected at age 55 for a participant with at least 10 years of service.  A participant may postpone the receipt of his normal retirement benefit after attainment of normal retirement age if the participant continues working for the Federal Services Division.

The following table sets forth information regarding nonqualified deferred compensation of our Named Executives in fiscal year 2013.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2013

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Martin M. Koffel	• URS Selected Executives Deferred Compensation Plan	—	—	$2,599	—	$120,721
	• URS Restricted Stock Unit Award (2)	—	—	—	—	$2,622,000
H. Thomas Hicks	—	—	—	—	—	—
Gary V. Jandegian	—	—	—	—	—	—
William J. Lingard	• Flint Supplemental Pension Plan	—	—	$245	$12,689	—
Randall A. Wotring	—	—	—	—	—	—

(1)	Earnings did not constitute above-market earnings for Mr. Koffel and were not included in the “Summary Compensation” table.
(2)
Represents a fully vested deferred restricted stock unit award of 50,000 shares.  Reflects the market value of the stock award calculated by multiplying the number of share by the closing market price of our common stock, $52.44, as of the last trading day of fiscal year 2013.

URS Corporation Selected Executives Deferred Compensation Plan

The URS Corporation Selected Executives Deferred Compensation Plan (the “URS Deferred Plan”) is a non-qualified deferred compensation plan that allowed Mr. Koffel to defer a percentage of his base salary and bonus up until 1991 when the URS Deferred Plan was frozen to new deferrals.  Amounts deferred under the URS Deferred Plan are adjusted annually by reference to the San Francisco-Oakland-San Jose Consumer Price Index.  All credited deferred amounts in the URS Deferred Plan will be paid upon the termination of Mr. Koffel’s services to URS.

Flint Supplemental Pension Plan

The Flint Supplemental Pension Plan allowed Mr. Lingard to receive former Flint Corporation employer contributions that he would not have been eligible to receive because of Canadian Income Tax Act limits on the types and amount of compensation that are considered for purposes of this contribution.  The Flint Supplemental Pension Plan was discontinued following the final contribution made in fiscal year 2012 and the full account balance was paid to Mr. Lingard in fiscal year 2013.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into compensatory agreements that will require us to provide payments to our Named Executives in the event of their termination of employment or a change in control of URS.  To illustrate the amounts of these potential payments, the tables below assume that a triggering event with respect to each Named Executive occurred on January 3, 2014 and that the per share price of our common stock for purposes of any equity-based calculation is $52.44 per share, the closing price of our common stock on January 3, 2014.  Payments that are based on that closing price are hypothetical, and actual payments in connection with a triggering event may differ significantly.

We have had long-standing retirement and termination arrangements with Mr. Koffel, as shown in the table below.

Martin M. Koffel, Chairman, Chief Executive Officer and President

	Voluntary Termination		Termination Upon Death or Disability	Involuntary Termination Not For Cause; Retirement Date Termination	Involuntary Termination For Cause	Voluntary Termination for Good Reason or Involuntary Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$6,750,000	(3)	$6,750,000	$6,750,000	—	$8,250,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		$5,244,000	$2,622,000	—	$5,244,000

Supplemental Executive Retirement Agreement (SERP) (6)	$16,603,035		$16,603,035	$16,603,035	$16,603,035	$16,603,035

Healthcare (7)	$470,723		$470,723	$470,723	$470,723	$470,723

URS Deferred Plan (8)	$120,721		$120,721	$120,721	$120,721	$120,721

Tax Gross-Up	—		—	—	—	—
Total:	$23,944,479		$29,188,479	$26,566,479	$17,194,479	$30,688,479

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year (except as set forth in footnote 6), As of January 3, 2014, Mr. Koffel’s base salary was equal to $1,100,000 and his target bonus was equal to 150% of his base salary.  See “Compensation Arrangements With Martin M. Koffel.”  We are obligated to make payments to Mr. Koffel in connection with the termination of his employment pursuant to (a) the Amended and Restated Employment Agreement, dated September 5, 2003, as amended on December 7, 2006, December 10, 2008, and December 13, 2011, between us and Mr. Koffel (the “Koffel Employment Agreement”); and (b) the SERP.  Mr. Koffel has agreed that, during the term of the Koffel Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Koffel Employment Agreement.

(2)
For purposes of the Koffel Employment Agreement, (a) “disability” means the performance of none of his duties for a period of at least 180 consecutive days as a result of incapacity due to his physical or mental illness; (b) “cause” means a willful failure to substantially perform his duties, or a willful act (or failure to act) by Mr. Koffel that constitutes gross misconduct or fraud and which is materially injurious to URS; (c) “change in control” means:  (i) a change in control required to be reported pursuant to Item 6(e) of Schedule  14A of Regulation 14A under the Exchange Act; (ii) more than one-third of our incumbent directors not having served on the Board for 24 months prior to the change in control (or not having been elected or nominated by at least a majority of directors who served as directors 24 months prior to the change and were in office at the time of election or nomination); or (iii) any person acquiring 20% or more of our voting power (subject to exceptions as set forth in the Koffel Employment Agreement), and (d) “good reason” means there is (i) a material reduction in his base compensation or target bonus percentage; (ii) a material diminution in his authority, duties, or responsibilities; (iii) a material diminution in the budget over which he retains authority; (iv) relocation of his principal place of employment to a place that increases his one-way commute by more than 50 miles as compared to his then-current principal place of employment immediately prior to such relocation; or (v) any other action or inaction that constitutes a material breach by URS of the Koffel Employment Agreement.

(3)
The Koffel Employment Agreement provides for a severance payment of $6,750,000 if he voluntarily resigns before June 1, 2014 (the “Retirement Date”), if his employment terminates due to his death or disability (as defined in footnote 2), if we terminate his employment for any reason other than cause (as defined in summary in footnote 2) prior to the Retirement Date, or if his employment terminates on the Retirement Date.  This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

(4)	If Mr. Koffel voluntarily resigns for “good reason” or is terminated by us for any reason other than “cause” within two years following a “change in control” (all as defined in summary in footnote 2), we will pay Mr. Koffel a severance payment equal to three times the sum of his current base salary plus the product of his current annual target bonus percentage multiplied by his base salary. This amount is payable as a lump sum or, at the election of Mr. Koffel, in installments.

(5)	Upon the termination of Mr. Koffel’s employment by us without “cause” (as defined in summary in footnote 2), or Mr. Koffel’s termination on the Retirement Date, 50,000 restricted shares granted would vest. All outstanding restricted stock awards would vest upon termination for death or disability or his voluntary resignation for good reason or termination by us for a reason other than cause within two years following a change in control. Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 3, 2014.

(6)	Reflects payment pursuant to the SERP, assuming that Mr. Koffel elects a lump sum payment. Based upon limitations set forth in the SERP, this calculation assumes, for this purpose, a base salary of $950,000 and target bonus equal to 120% of the base salary as discussed in further detail under the “Pension Benefits In Fiscal Year 2013” table.

(7)	Pursuant to the SERP, Mr. Koffel and his dependents are entitled, during the 18-month period beginning on the date of termination of his employment, to continue, at our expense, to participate in our life, disability and health insurance programs. Following such 18-month period, Mr. Koffel and his dependents will be entitled to continue to participate in our health insurance programs at our active group rates, but at Mr. Koffel’s expense. This benefit will be extended to Mr. Koffel’s wife during her lifetime following Mr. Koffel’s death. For purposes of the table, we have calculated this additional spousal benefit based on a reasonable estimate of mortality at an assumed value of $291,476.

(8)	See “NonQualified Deferred Compensation In Fiscal Year 2013” table above.

H. Thomas Hicks, Chief Financial Officer and Vice President

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Termination Upon Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$700,000	(3)	$700,000	(3)	$2,800,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		—		$5,244,000

Healthcare (6)	$20,011		$20,011		$20,011

Tax Gross-Up	—		—		$0	(7)
Total:	$720,011		$720,011		$8,064,011

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year.  As of January 3, 2014, Mr. Hicks’s base salary was equal to $700,000, and his target bonus was equal to 100% of his base salary.  We are obligated to make payments to Mr. Hicks in connection with the termination of his employment pursuant to the Employment Agreement, dated May 31, 2005, as amended, between Mr. Hicks and us (the “Hicks Employment Agreement”).  We and Mr. Hicks have agreed that any such obligation is conditioned on Mr. Hicks providing an effective release of claims.  Mr. Hicks has also agreed that, during the term of the Hicks Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Hicks Employment Agreement.

(2)
For purposes of the Hicks Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Hicks’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, Mr. Hicks’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus, a substantial reduction in his responsibilities and authority, or his principal office is changed without his consent by greater than 25 miles; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Hicks Employment Agreement provides for a lump sum severance payment equal to 100% of Mr. Hicks’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or if Mr. Hicks resigns for “good reason” (as defined in footnote 2).

(4)	If, within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Hicks’s employment for any reason other than cause or disability, or if Mr. Hicks resigns for good reason (as defined in footnote 2), we would make a lump sum payment to Mr. Hicks in an amount equal to 200% of the sum of (a) his base salary plus (b) his base salary multiplied by his annual target bonus percentage.

(5)	Upon a change in control while Mr. Hicks is employed with us, all unvested equity awards then held by him will fully vest. Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 3, 2014.

(6)	For one year following the termination of Mr. Hicks’ employment by us for any reason other than cause or disability, or Mr. Hicks’ resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Hicks for payments of health insurance coverage under COBRA and continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Hicks.

(7)	The Hicks Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

Gary V. Jandegian, Vice President; and President Infrastructure & Environment

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$690,000	(3)	$690,000	(3)	$1,380,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		—		$3,933,000

Healthcare (6)	$24,690		$24,690		$24,690

Tax-Gross-Up	—		—		$0	(7)
Total:	$714,690		$714,690		$5,337,690

(1)
 For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year.  As of January 3, 2014, Mr. Jandegian’s base salary was equal to $690,000, and his target bonus was equal to 100% of his base salary.  We are obligated to make payments to Mr. Jandegian in connection with the termination of his employment pursuant to the Employment Agreement, dated January 29, 2004, as amended, between us and Mr. Jandegian (the “Jandegian Employment Agreement”).  We and Mr. Jandegian have agreed that any such obligation is conditioned on Mr. Jandegian providing an effective release of claims.  Mr. Jandegian has also agreed that during the term of the Jandegian Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Jandegian Employment Agreement.

(2)
For purposes of the Jandegian Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Jandegian’s conviction of, or plea of “guilty” or “no contest” to a felony or misdemeanor involving dishonesty, or Mr. Jandegian’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Jandegian Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Jandegian’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Jandegian resigns for “good reason” (as defined in footnote 2).

(4)	If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Jandegian’s employment for any reason other than cause or disability, or if Mr. Jandegian resigns for good reason (as defined in footnote 2), we would make a lump sum payment to Mr. Jandegian in an amount equal to 200% of his base salary.

(5)	Upon a change in control while Mr. Jandegian is employed with us, all unvested equity awards then held by him would fully vest. Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 3, 2014.

(6)	For one year following our termination of Mr. Jandegian for any reason other than cause or disability, or Mr. Jandegian’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Jandegian for payments of health insurance coverage under COBRA and continue coverage for long-term disability and basic term life insurance then provided to Mr. Jandegian.

(7)	The Jandegian Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

William J. Lingard, President & Chief Operating Officer (Former)

	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	$800,000	(3)	$800,000	(3)	$1,600,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—		—		$5,702,850

Healthcare (6)	$33,411		$33,411		$33,411

Tax-Gross-Up	—		—		$0	(7)
Total:	$833,411		$833,411		$7,336,261

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year.  As of January 3, 2014, Mr. Lingard’s base salary was equal to $800,000.  Subject to the terms of the Separation Agreement with Mr. Lingard discussed below, which was entered into in February 2014, we are obligated to make payments to Mr. Lingard in connection with the termination of his employment pursuant to the Employment Agreement, dated October 1, 2013 between us and Mr. Lingard (the “Lingard Employment Agreement”).  We and Mr. Lingard have agreed that any such obligation is conditioned on Mr. Lingard providing an effective release of claims.  Mr. Lingard has also agreed that during the term of the Lingard Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Lingard Employment Agreement.

(2)
For purposes of the Lingard Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Lingard’s conviction of, or plea of “guilty” or “no contest” to a felony or misdemeanor involving dishonesty, or Mr. Lingard’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Lingard Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Lingard’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Lingard resigns for “good reason” (as defined in footnote 2).

(4)	If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Lingard’s employment for any reason other than cause or disability, or if Mr. Lingard resigns for good reason (as defined in footnote 2), we would make a lump sum payment to Mr. Lingard in an amount equal to 200% of his base salary.

(5)	If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Lingard’s employment for any reason other than cause or disability, or if Mr. Lingard resigns for good reason (as defined in footnote 2), all unvested equity awards then held by him would fully vest. Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 3, 2014.

(6)	For one year following our termination of Mr. Lingard for any reason other than cause or disability, or Mr. Lingard’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Lingard for payments of health insurance coverage under COBRA and continue coverage for long-term disability and basic term life insurance then provided to Mr. Lingard.

(7)	The Lingard Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

In connection with his resignation in February 2014, Mr. Lingard entered into a Separation Agreement and General Release (which superseded the terms of the Employment Agreement above), pursuant to which he will be entitled to receive $1,800,000, payable at various times over the ten-month period following his separation date, as well as one year of health and life insurance benefits.

Randall A. Wotring, Vice President; and President Federal Services

	Retirement	Voluntary Termination For Good Reason		Involuntary Termination Not For Cause or Disability		Termination Upon Change in Control
Executive Benefits and Payments Upon Termination (1,2)
Cash Severance	—	$630,000	(3)	$630,000	(3)	$1,260,000	(4)

Equity Awards that Vest in Full Upon Triggering Event (5)	—	—		—		$3,933,000

Healthcare (6)	$13,888	$13,888		$13,888		$13,888

URS Federal Services Defined Benefit Plan (7)	$639,031	$639,031		$639,031		$639,031

Tax-Gross-Up	—	—		—		$0	(8)
Total:	$652,919	$1,282,919		$1,282,919		$5,845,919

(1)
For purposes of this analysis, as required under SEC rules, we assumed that the triggering events took place on the last business day of our fiscal year.  As of January 4, 2014, Mr. Wotring’s base salary was equal to $630,000, and his target bonus was equal to 100% of his base salary.  We are obligated to make payments to Mr. Wotring in connection with the termination of his employment pursuant to the Employment Agreement, dated November 19, 2004, and amended as of August 1, 2008 and November 27, 2012, between us and Mr. Wotring (the “Wotring Employment Agreement”).  We and Mr. Wotring have agreed that any such obligation is conditioned on Mr. Wotring providing an effective release of claims.  Mr. Wotring has also agreed that during the term of the Wotring Employment Agreement and thereafter, he will not disclose any confidential information of URS, subject to exceptions set forth in the Wotring Employment Agreement.

(2)
For purposes of the Wotring Employment Agreement, (a) “cause” means a willful failure or omission to substantially perform his duties, other than as a result of his death or disability, a willful act that constitutes gross misconduct or fraud, Mr. Wotring’s conviction of, or plea of “guilty” or “no contest” to a felony or any misdemeanor involving dishonesty, or Mr. Wotring’s disobedience of lawful orders or directions of certain senior officers or the Board or a Committee thereof, or the breach of any agreement with us; (b) “disability” means non-performance of his duties for at least 180 consecutive days as a result of any physical or mental injury or illness; (c) “good reason” means a reduction in his base compensation or annual target bonus; and (d) “change in control” means any person becomes the beneficial owner of greater than 50% of the voting power of our outstanding securities.

(3)
The Wotring Employment Agreement provides for a severance payment (lump sum or installments, at our election) equal to 100% of Mr. Wotring’s base salary if we terminate his employment for any reason other than “cause” (as defined in footnote 2) or “disability” (as defined in footnote 2), or Mr. Wotring resigns for “good reason” (as defined in footnote 2).

(4)	If within one year after a “change in control” (as defined in footnote 2) of URS, we terminate Mr. Wotring’s employment for any reason other than cause or disability, or if Mr. Wotring resigns for good reason, we will make a lump sum payment to Mr. Wotring in an amount equal to 200% of his base salary.

(5)	Upon a change in control while Mr. Wotring is employed with us, all unvested equity awards then held by him shall fully vest. Information was calculated by multiplying the number of shares subject to the accelerated awards by the closing price of our common stock on January 4, 2014.

(6)	For one year following our termination of Mr. Wotring for any reason other than cause or disability, or Mr. Wotring’s resignation for good reason, or such termination within one year after a change in control, we will reimburse Mr. Wotring for payments of health insurance coverage under COBRA and continue coverage for long-term disability insurance and basic term life insurance then provided to Mr. Wotring.

(7)	Reflects present value of the accumulated benefit pursuant to the URS Federal Services Defined Benefit Plan as discussed in further detail under the “Pension Benefits In Fiscal Year 2013” table.
(8)	The Wotring Employment Agreement provides for a tax gross-up payment to offset the cost of taxes that could be imposed if any severance payments are considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

EQUITY COMPENSATION PLAN INFORMATION

The table presented below contains certain information about our former and current equity compensation plans as of January 3, 2014, which consist of the 2008 Employee Stock Purchase Plan, the 1999 Incentive Plan and the Amended 2008 Incentive Plan, under which stock options or rights remain outstanding or available for future grant.  Restricted stock that has been issued subject to forfeiture is not reflected in the table. Shares of restricted stock that have been granted and later forfeited are reported in Column (c) until granted again  In addition, shares under our 2008 Employee Stock Purchase Plan are reflected only in column (c), which includes all shares available for future issuance, including shares subject to outstanding rights.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (in thousands) (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (in thousands) (c)
Equity compensation plans approved by security holders	1,736	$25.97	10,200
Equity compensation plans not approved by security holders	—	—	—
Total	1,736		10,200

(1)	Includes shares issuable under time- and performance-based restricted stock units. The weighted-average exercise price shown in Column (b) does not take these awards into account.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Some of our officers, directors and employees may have disposed of shares of our common stock, both in cashless transactions with us and in market transactions, in connection with exercises of stock options, the vesting of restricted and deferred stock and the payment of withholding taxes due with respect to such exercises and vesting.  These officers, directors and employees may continue to dispose of shares of our common stock in this manner and for similar purposes.

The Board's policies regarding potential or actual related transactions are generally set forth in our Corporate Governance Guidelines and our Code of Business Conduct and Ethics.  The Board has delegated to the Audit Committee the responsibility for reviewing and approving matters in which a director or executive officer may have a direct or indirect material interest.  The Audit Committee evaluates related person transactions involving directors and executive officers on a case-by-case basis.  As part of this evaluation, the Audit Committee considers whether the related person has a direct or indirect material interest in the transaction and may approve, ratify, rescind or take other action with respect to the transaction in its discretion.  The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.  Since the beginning of 2013, there were no transactions involving an amount that exceeds $120,000 in which a related person was considered to have a direct or indirect material interest.  The Audit Committee also takes appropriate steps to assure that all directors voting on a matter are disinterested with respect to that matter.  In addition, the Board Affairs Committee evaluates issues related to director independence.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on these matters in accordance with their best judgment.

                By Order of the Board of Directors

                Joseph Masters,
                Secretary

April 17, 2014

URS CORPORATION
ATTN: CHARLES SZURGOT
600 MONTGOMERY STREET
26TH FLOOR
SAN FRANCISCO, CA 94111-4529

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 28, 2014 the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 28, 2014 the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Directors			
1a Diane C. Creel	☐	☐	☐
1b Mickey P. Foret	☐	☐	☐
1c William H. Frist	☐	☐	☐
1d Lydia H. Kennard	☐	☐	☐
1e Martin M. Koffel	☐	☐	☐
1f Timothy R. McLevish	☐	☐	☐
1g Joseph W. Ralston	☐	☐	☐
1h John D. Roach	☐	☐	☐
1i William H. Schumann III	☐	☐	☐
1j David N. Siegel	☐	☐	☐
1k Douglas W. Stotlar	☐	☐	☐
1l V. Paul Unruh	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000211027_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

URS CORPORATION
Annual Meeting of Stockholders
May 29, 2014 08:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints H. Thomas Hicks and Joseph Masters, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of URS Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of URS Corporation, a Delaware corporation, to be held on May 29, 2014, at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94111, at 8:30 A.M. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Both of said attorneys and proxies or their substitutes as shall be present and act at the meeting, or if only one be present and act then that one, shall have and may exercise all of the powers of both of said attorneys and proxies hereunder. The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting of Stockholders to be held on May 29, 2014 and (b) the accompanying Proxy Statement.

0000211027_2 R1.0.0.51160

Continued and to be signed on reverse side